                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Theragenics Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            THERAGENICS CORPORATION
                             5325 OAKBROOK PARKWAY
                            NORCROSS, GEORGIA 30093
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             ---------------------

     You are cordially invited to attend the Annual Meeting of Stockholders of Theragenics Corporation (the "Company") to be held at 9:30 A.M., Atlanta time, on Friday, June 12, 1998, at the Gwinnett Civic & Cultural Center, 6400 Sugarloaf Parkway, Duluth, Georgia 30097 for the following purposes:

        1. To elect two directors;

        2. To consider and act upon a proposal to approve the adoption of the Company's Employee Stock Purchase Plan;

        3. To consider and act upon a proposal to amend Theragenics' Certificate of Incorporation to increase the number of authorized shares of common stock; and

        4. To consider and vote on a proposal to ratify the appointment of Grant Thornton as independent public accountants.

     The Board of Directors has fixed the close of business on April 17, 1998, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting.

                                           Sincerely,

                                           /s/ BRUCE W. SMITH

                                           Bruce W. Smith,
                                           Secretary

Norcross, Georgia
April 30, 1998

                             YOUR VOTE IS IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

                            THERAGENICS CORPORATION
                             5325 OAKBROOK PARKWAY
                            NORCROSS, GEORGIA 30093
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Theragenics Corporation (the "Company") to be voted at the Annual Meeting of Stockholders of the Company to be held on Friday, June 12, 1998, at the Gwinnett Civic & Cultural Center, 6400 Sugarloaf Parkway, Duluth, Georgia 30097, at 9:30 A.M., Atlanta time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     The Board of Directors has fixed the close of business on April 17, 1998, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the forthcoming Annual Meeting of Stockholders or any adjournment thereof. Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time prior to its exercise. A proxy may be revoked by attending and voting at the meeting, by giving a later proxy or by written notice to the Secretary of the Company received at the Company's offices at 5325 Oakbrook Parkway, Norcross, Georgia, 30093 prior to the date of the Annual Meeting. When proxies are returned properly executed, the shares represented thereby will be voted as directed in the executed proxy. If the Proxy is signed and returned but no choice is specified therein, it will be voted FOR the election of the nominees named therein and FOR each of the listed proposals.

     The expenses for soliciting proxies for the forthcoming Annual Meeting of Stockholders are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their personal representatives by directors, officers and employees of the Company, who will not be specially compensated for such services. The Company may or may not engage a proxy service to assist the Company in the solicitation of proxies. The Company will reimburse brokers and other nominees for their reasonable expenses incurred in forwarding soliciting material to beneficial owners. It is anticipated that this Proxy Statement and enclosed Proxy will first be mailed to stockholders entitled to notice of and to vote at the Annual Meeting on or about April 30, 1998.

                VOTING SECURITIES AND PRINCIPAL SECURITY HOLDERS

     As of April 17, 1998, the Company had outstanding and entitled to vote at the Annual Meeting 29,092,812 shares of Common Stock, par value $.01 per share ("Common Stock").

     The holders of Common Stock are entitled to vote as a single class and to one vote per share, exercisable in person or by proxy, at all meetings of stockholders. Holders of Common Stock do not have cumulative voting rights. Abstentions and "broker non-votes" are counted for purposes of determining the presence or absence of a quorum for the transaction of business but are not counted in determining the numbers of shares voted for or against any nominee for director or any proposal.

     The following table sets forth the ownership of the Company's Common Stock as of April 17, 1998, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, by each executive officer and director and by all executive officers and directors as a group:

                                                          AMOUNT AND
                                                          NATURE OF        PERCENTAGE OF
                                                          BENEFICIAL        COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                     OWNERSHIP(1)      OUTSTANDING(2)
------------------------------------                     ------------      --------------
Otis W. Brawley, M.D. .................................      88,000(3)             *
  9715 Hill Street
  Kensington, MD 20895
Orwin L. Carter, Ph.D. ................................     113,000(4)             *
  1029 Third Avenue South
  Stillwater, MN 55082
John V. Herndon........................................      16,000(5)             *
  617 Longview Drive
  Waynesville, NC 28786
M. Christine Jacobs....................................     498,456(6)           1.7%
  5325 Oakbrook Parkway
  Norcross, GA 30093
Charles Klimkowski.....................................     199,600(7)             *
  208 South LaSalle Street
  Chicago, IL 60604
Peter A.A. Saunders....................................     158,000(8)             *
  2 Regents Close
  South Croydon, Surrey CR2 7BW
  England
Bruce W. Smith.........................................     132,000(9)             *
  5325 Oakbrook Parkway
  Norcross, GA 30093
All Directors and Officers as a Group (seven
  persons).............................................   1,205,056(10)          4.0%
Non-Management Shareholder Owning Over 5%
-------------------------------------------------------
Bellingham Industries Inc. ............................   3,300,000             11.3%
  Urraca Building
  Frederico Boyd Avenue
  Panama City, Panama

---------------

  *  Less than 1%
 (1) Each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him or her.
 (2) The percentage of shares of Common Stock is calculated assuming that the beneficial owner has exercised any conversion rights, options or other rights to subscribe held by such beneficial owner that are currently exercisable or exercisable within 60 days and that no other conversion rights, options or other rights to subscribe have been exercised by anyone else.
 (3) Includes 88,000 shares purchasable by Dr. Brawley within 60 days upon exercise of options.
 (4) Includes 92,000 shares purchasable by Dr. Carter within 60 days upon exercise of options.
 (5) Includes 16,000 shares purchasable by Mr. Herndon within 60 days upon exercise of options.
 (6) Includes 394,000 shares purchasable by Ms. Jacobs within 60 days upon exercise of options.
 (7) Includes 160,000 shares purchasable by Mr. Klimkowski within 60 days upon exercise of options.
 (8) Includes 158,000 shares purchasable by Mr. Saunders within 60 days upon exercise of options.
 (9) Includes 8,000 shares purchasable by Mr. Smith within 60 days upon exercise of options.
(10) Includes 916,000 shares purchasable by all executive officers and directors within 60 days upon exercise of options.

                              PROPOSAL NUMBER ONE

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company is divided into three classes (Class I, Class II and Class III) with two directors in each class. One class of directors is elected each year for a three-year term. Two directors, representing the Class III Directors, are to be elected at the Annual Meeting. These Class III Directors will serve until the Annual Meeting of Stockholders in 2001 or until their successors shall have been elected and qualified. The current Board of Directors has selected, and will cause to be nominated at the meeting, Dr. Orwin Carter and Ms. M. Christine Jacobs, who upon election will comprise the Class III Directors of the Board of Directors.

     Provided that a quorum of stockholders is present at the meeting in person or by proxy, directors will be elected by a plurality of the votes cast at the meeting. Abstentions and "broker non-votes" will have no effect on the election of directors. The persons named on the enclosed proxy card or their substitutes will vote all of the shares that they represent for the above-named nominees unless instructed otherwise on the proxy card. If at the time of the Annual Meeting of Stockholders any nominee is unable or declines to serve, the discretionary authority provided in the proxy will be exercised to vote for a substitute. Management has no reason to believe that a substitute nominee will be required.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROPOSAL.

     The directors and director nominees have supplied the Company with the following information concerning their age, principal employment, other directorships and positions with the Company:

          DIRECTOR/NOMINEE                  PRINCIPAL OCCUPATION AND OTHER INFORMATION
          ----------------                  ------------------------------------------
CLASS I DIRECTOR
John V. Herndon                        Mr. Herndon joined the Company in April 1987 as
Director since 1987                    Executive Vice President and in July 1989 was
Age: 57                                appointed President, Chief Executive Officer and
                                       Chairman of the Board of Directors of the Company. In
                                       August 1993, Mr. Herndon relinquished his role as
                                       Chief Executive Officer while retaining his position
                                       as Chairman of the Board of Directors of the Company.
                                       Mr. Herndon stepped down as Chairman of the Board in
                                       December 1994, and currently serves as a Director and
                                       Advisor-to-the-President.
Peter A.A. Saunders                    Mr. Saunders is manager/owner of PASS Consultants, a
Director since 1989                    Great Britain-based management consulting firm
Age: 56                                established in 1988. Mr. Saunders presently serves as
                                       a non-executive director for other British companies,
                                       including Mayday Healthcare Trust (hospital) and
                                       Eurobell (Sussex) Ltd. (cable TV and
                                       telecommunications).

          DIRECTOR/NOMINEE                  PRINCIPAL OCCUPATION AND OTHER INFORMATION
          ----------------                  ------------------------------------------
CLASS II DIRECTORS
Charles R. Klimkowski                  Mr. Klimkowski is employed by ABN AMRO Asset
Director since 1993                    Management (USA) Inc. and was employed by The Chicago
Age: 62                                Corporation prior to its purchase by ABN AMRO. Most
                                       recently Mr. Klimkowski has served as an Executive
                                       Vice President and Director and formerly as Chief
                                       Operating Officer and Director of Investments of
                                       these firms. Mr. Klimkowski has served with ABN AMRO
                                       Asset Management (USA) Inc. and The Chicago
                                       Corporation since 1980. Mr. Klimkowski served as
                                       Chairman of Theragenics' Board of Directors from
                                       December 1994 to June 1997. Mr. Klimkowski has served
                                       as Co-Chairman of Theragenics since June 1997 and
                                       currently serves in that position.
Otis W. Brawley, M.D.                  Since 1988, Dr. Brawley has been a Medical Oncologist
Director since 1995                    with the National Cancer Institute. Dr. Brawley is a
Age: 38                                Tenured Research Officer. He has designed a number of
                                       clinical trials and is especially interested in
                                       cancer prevention and cancer epidemiology. He has
                                       authored or co-authored more than 50 publications.
                                       Dr. Brawley also reviews for several prestigious
                                       publications.
CLASS III DIRECTOR
Orwin L. Carter, Ph.D.                 Dr. Carter is Vice President of Finance and
Director since 1991                    Administration for Hamline University in St. Paul,
Age: 55                                Minnesota. From March 1995 to August 1997, Dr. Carter
                                       served as a consultant with INCSTAR Corporation, a
                                       manufacturer of in vitro diagnostic test kits and an
                                       affiliate of Sorin Biomedica. From 1989 to September
                                       1994, Dr. Carter served INCSTAR in various capacities
                                       including Chairman, Chief Executive Officer and
                                       President. Dr. Carter also currently serves on the
                                       Board of Directors of Lifecore Biomedical, Inc.
M. Christine Jacobs                    Ms. Jacobs joined the Company as National Sales
Director since 1992                    Manager in 1987 and was subsequently promoted to Vice
Age: 47                                President of General Sales and Marketing. Since 1992,
                                       Ms. Jacobs has been President and Chief Operating
                                       Officer of the Company, and in August 1993, Ms.
                                       Jacobs was promoted to the position of Chief
                                       Executive Officer while retaining the position of
                                       President. Ms. Jacobs has served as Co-Chairman of
                                       Theragenics since June 1997 and currently serves in
                                       that position. Ms. Jacobs has also served as a
                                       director of the Georgia Biomedical Partnership, a
                                       nonprofit organization that promotes economic and
                                       environmental development beneficial to the growth of
                                       biomedical business within Georgia.

     The Board of Directors held five meetings during fiscal 1997 and acted by unanimous written consent in lieu of one meeting. All members participated in all meetings.

     The Board of Directors has established four standing committees and has assigned certain responsibilities to each of those committees.

     The Audit Committee, formed in 1991, met once during fiscal 1997. The Audit Committee reviews the independence, qualifications and activities of the Company's independent certified public accountants and the activities of the Company's accounting staff. The Audit Committee also recommends to the Board the appointment of the Company's independent certified public accountants and reviews and approves the Company's annual financial statements together with other financial reports and related matters. The Audit Committee is composed of Mr. Saunders and Dr. Carter, each of whom attended the meeting.

     The Compensation Committee, formed in 1990, met twice during fiscal 1997. The Compensation Committee makes recommendations concerning remuneration of the Company's Chief Executive Officer. The Compensation Committee is composed of Mr. Klimkowski and Dr. Brawley, each of whom attended all meetings.

     The Nominating Committee, formed in 1996, met once during fiscal 1997. The Nominating Committee evaluates and makes recommendations as to individuals believed to be best qualified and willing to fill vacancies on the Board of Directors. The Nominating Committee is composed of Mr. Herndon and Ms. Jacobs, each of whom attended the meeting.

     The Stock Option Committee, formed in 1996, met once during fiscal 1997. The Stock Option Committee administers the Company's stock option plans and determines the conditions and amounts of options granted under these plans. The Stock Option Committee is composed of Dr. Brawley, Dr. Carter, Mr. Klimkowski and Mr. Saunders, who are all non-employee directors of the Company, each of whom attended the meeting.

     Directors who are not officers of the Company receive $2,500 per quarter, and $1,000 for attending each Board meeting and $500.00 for attending each Committee meeting. In addition to cash compensation, each director will be granted upon his or her election as a director an option to purchase 48,000 shares (which has been adjusted to account for a 2-for-1 stock split that occurred April 15, 1998) of Common Stock at an exercise price equal to the fair market value of the Common Stock as of the date of election. Each option shall vest as to 16,000 shares at the end of each year of service in the director's three-year term.

                               EXECUTIVE OFFICERS

     The executive officers of the Company and their age, position with the Company and business experience for the past five years are set forth in the table below.

        EXECUTIVE OFFICER                              OFFICE AND OTHER INFORMATION
        -----------------                              ----------------------------
M. Christine Jacobs                 President and Chief Executive Officer since 1993. See information
  Age: 47                           above under Class III Director Nominees.

Bruce W. Smith                      Treasurer and Chief Financial Officer of the Company and Secre-
  Age: 45                           tary of the Board of Directors since 1989. Mr. Smith has served in financial capacities with the Company since joining it in January
                                    1987.

                         REMUNERATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid by the Company for services rendered during the years indicated to each of the Company's executive officers whose total salary and bonus exceeded $100,000 during fiscal 1997. Numbers of underlying securities have been adjusted to account for a 2-for-1 stock split that occurred April 15, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                        ------------
                                                 ANNUAL COMPENSATION     SECURITIES
                NAME AND                         --------------------    UNDERLYING       ALL OTHER
           PRINCIPAL POSITION              YEAR  SALARY(1)    BONUS       OPTIONS      COMPENSATION(2)
           ------------------              ----  ---------   --------   ------------   ---------------
M. Christine Jacobs......................  1997  $209,449    $294,000          --           $322
  President & Chief                        1996  $151,445    $170,000     240,000           $357
  Executive Officer(3)                     1995  $100,010    $ 68,000          --           $174
Bruce W. Smith...........................  1997  $105,445    $ 20,000     100,000           $455
  Secretary, Treasurer                     1996  $ 71,430    $ 20,000          --           $399
  & Chief Financial Officer                1995  $ 70,181    $  6,549      40,000           $345

---------------

(1) Includes amounts deferred under the 401(k) feature of the Company's Employee Savings Plan.
(2) Represents premiums on a term life insurance policy.
(3) The Company has an agreement with Ms. Jacobs, dated August 1, 1996, which provides for her employment for the period commencing August 1, 1996, and expiring July 31, 1999. This agreement provides for a minimum annual base salary of $200,000 plus an annual bonus determined by the Board of Directors utilizing certain performance criteria. In addition, in the event of termination, the agreement provides a severance package of up to two years' salary and other related benefits.

     Options. The following table sets forth certain information concerning a grant of stock options made during fiscal 1997 to Mr. Smith. Ms. Jacobs was not granted stock options during fiscal 1997. Number of securities and base price have been adjusted to account for a 2-for-1 stock split that occurred April 15, 1998.

                          OPTION GRANTS IN FISCAL 1997

                                                 INDIVIDUAL GRANTS
                                  -----------------------------------------------    POTENTIAL REALIZED VALUE AT
                                  NUMBER OF    % OF TOTAL                              ASSUMED ANNUAL RATE OF
                                  SECURITIES   GRANTED TO                           STOCK PRICE APPRECIATION FOR
                                  UNDERLYING    EMPLOYEES     BASE                           OPTION TERM
                                   OPTIONS      IN FISCAL     PRICE    EXPIRATION   -----------------------------
NAME                              GRANTED(#)      YEAR       ($/SH.)      DATE          5%($)          10%($)
----                              ----------   -----------   -------   ----------   -------------   -------------
Bruce W. Smith..................   100,000         20%       $18.50     12/01/07     $1,163,455      $2,948,424

     The following table sets forth information concerning the value of unexercised options as of December 31, 1997, held by Ms. Jacobs and Mr. Smith. No stock appreciation rights have ever been issued by the Company. Numbers of underlying securities have been adjusted to account for a 2-for-1 stock split that occurred April 15, 1998.

    OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES TABLE

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                               SHARES                               OPTIONS ON             IN-THE-MONEY OPTIONS ON
                              ACQUIRED                           DECEMBER 31, 1997            DECEMBER 31, 1997
NAME                         ON EXERCISE   VALUE REALIZED   EXERCISABLE / UNEXERCISABLE  EXERCISABLE / UNEXERCISABLE
----                         -----------   --------------   ---------------------------  ---------------------------
M. Christine Jacobs........        --         $     --            320,000/160,000           $4,505,000/$1,660,000
Bruce W. Smith.............        --         $     --             8,000/124,000             $ 122,500/$ 367,500

     Board Compensation Committee Report on Executive Compensation. The Compensation Committee sets only the compensation of the Chief Executive Officer. Compensation of other executive officers is set by the Chief Executive Officer based on a structure similar to that established by the Compensation Committee for compensation of the Chief Executive Officer, except that stock options are awarded by the Stock Option

Committee of the Board of Directors. The Compensation Committee has a policy that a significant portion of the Chief Executive Officer's pay should be related to the performance of the Company and the Chief Executive Officer's contribution to that performance. In determining the amount and type of compensation, the Committee's goal is to provide a package that is competitive with the marketplace while placing a substantial portion of the C.E.O.'s compensation "at risk" by tying it to both short-term and long-term measures of the Company's performance.

     During 1997, the Committee established criteria for the C.E.O.'s performance bonus based upon a combination of dollar sales levels and dollar after-tax profitability. A matrix (the "Matrix") was established, with cells within the Matrix representing specific combinations of sales and profits. Performance falling within a particular cell would result in a bonus to the C.E.O. expressed as a percent of the C.E.O.'s base salary. This Matrix, which allowed for bonuses running from 0% to 137% of the C.E.O.'s base salary, was constructed to reward the C.E.O. for reaching specific combinations of sales and profit levels with higher sales and profit resulting in a larger bonus. The percentages within the Matrix recognize both the benefit to the Company of reaching certain sales and profit levels and to a lesser extent the Committee's assessment of the compensation the C.E.O. could obtain in the market. In addition to the bonus called for in the Matrix, the Committee also has the option of awarding the C.E.O. an additional bonus of up to 10% of her base salary. This bonus, which is subjectively determined by the Committee, is based on less quantifiable measures of performance (i.e., problem resolution, program development and execution, internal processes and procedures development, cash management and expense control, and the effective and efficient application of available resources to ensure both short-term and long-term Company health).

     Based upon the above criteria applied to an almost 100% increase in sales and an approximately 180% increase in profit, Ms. Jacobs was awarded a 147% bonus or $294,000. The 147% bonus represents a 137% bonus called for by the Matrix plus a 10% bonus for the less quantifiable measures of performance.

     It is also the Committee's responsibility to address issues raised by
Section 162(m) of the Internal Revenue Code. The revisions to this section made certain non-performance-based compensation in excess of $1,000,000 to executives of public companies nondeductible to the companies beginning in 1994. The Committee has reviewed these issues and has determined that no portion of compensation payable to any executive officer for 1997 is nondeductible.

     Submitted by the Members of the Compensation Committee:

                                  Otis W. Brawley, M.D.
                                  Charles R. Klimkowski

     The Stock Option Committee of the Board of Directors administers the Company's stock option plans and determines the terms of options granted under these plans. These plans form the basis of the Company's long-term incentive compensation plan. The Stock Option Committee believes that placing a portion of executives' compensation in the form of stock options achieves three objectives. It aligns the interest of the Company's executives directly with those of the Company's stockholder's, gives executives a significant long-term interest in the Company's success and helps the Company retain key executives. In determining the number and terms of options to grant an executive, the Stock Option Committee primarily considers the executive's past performance as an indicator of future performance and the degree to which an incentive for long-term performance would benefit the Company. Based on these factors, in relatively equal proportions, the Stock Option Committee awarded the Chief Executive Officer 240,000 options (adjusted for April 15, 1998, 2-for-1 stock split) during fiscal 1996. No stock options were awarded to the C.E.O. in fiscal 1997. Mr. Smith was awarded the options shown in the table headed "Option Grants in Fiscal 1997" while another 405,000 options (adjusted for April 15, 1998, 2-for-1 stock split) were granted to twelve other employees during fiscal 1997.

     Submitted by Members of the Stock Option Committee:

                                  Otis W. Brawley, M.D.
                                  Orwin L. Carter, Ph.D.
                                  Charles R. Klimkowski
                                  Peter A.A. Saunders

     The following table summarizes the cumulative total return on investment in the Company's Common Stock for fiscal 1992 through 1997:

                 COMPARISON OF FIVE YEAR -- CUMULATIVE RETURNS

                                                                         NASDAQ
                                                                         STOCK             NASDAQ
               MEASUREMENT PERIOD                   THERAGENICS        MARKET (US     PHARMACEUTICALS
             (FISCAL YEAR COVERED)                  CORPORATION        COMPANIES)          STOCKS
1992                                                           100               100               100
1993                                                            77               115                89
1994                                                            43               112                67
1995                                                           216               159               123
1996                                                           411               195               123
1997                                                           655               240               127

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Mr. Klimkowski and Dr. Brawley, non-executive directors of the Company. No executive officer of the Company serves or served on the Compensation Committee of another entity and no executive officer of the Company serves or served as a director of another entity who has or had an executive officer serving on the Board of Directors of the Company.

                              PROPOSAL NUMBER TWO

                          APPROVAL OF THE THERAGENICS
                    CORPORATION EMPLOYEE STOCK PURCHASE PLAN

INTRODUCTION

     The Board of Directors of the Company has adopted the Theragenics Corporation Employee Stock Purchase Plan and has authorized the issuance of up to 200,000 shares of Common Stock thereunder. The Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Stockholder approval of the Employee Stock Purchase Plan by a majority of the votes cast is required under the Code. Abstentions and "broker non-votes" will have no effect on Proposal Two.

PURPOSE

     The purpose of the Employee Stock Purchase Plan is to provide employees of the Company with an opportunity to be compensated through the benefits of stock ownership and to acquire an interest in the Company through the purchase of Common Stock. The Employee Stock Purchase Plan enables eligible employees of the Company to purchase Common Stock on advantageous terms and thereby allows such employees to share in the success of the Company.

ELIGIBILITY

     Generally, any employee who was employed by the Company for at least one year preceding the beginning date of each applicable calendar quarter, works more than 20 hours per week, and is customarily employed for more than five months during the calendar year shall be eligible to participate in the Employee Stock Purchase Plan for the ensuing calendar quarter, except for certain employees who are deemed to own more than 5% of the Common Stock of the Company. Eligible employees desiring to participate in the Employee Stock Purchase Plan must elect to do so prior to the commencement of each calendar year. Under the terms of the Employee Stock Purchase Plan, no employee may be granted an option that permits that employee to purchase shares of Common Stock under the Employee Stock Purchase Plan and any other Section 423 plans of the Company or an affiliate at a rate that exceeds $25,000 of the fair market value of the Common Stock (determined at the time the option is granted) for each calendar year for which the option is outstanding at any time.

MANNER OF STOCK PURCHASES

     The Employee Stock Purchase Plan operates on a calendar quarter basis. An eligible employee who elects to participate in the Employee Stock Purchase Plan will have payroll deductions made on each payday during a calendar quarter. The amount of the payroll deductions shall be at least 1% and shall not exceed 10% of the employee's compensation. A participant may withdraw payroll deductions credited to his account under the Employee Stock Purchase Plan at any time during a calendar quarter by giving written notice to the Company. In the event a participant withdraws from the Employee Stock Purchase Plan for any reason, all payroll deductions credited to his account will be paid to him or his estate, and no further deductions will be made from the participant's pay. If a participant ceases to be an employee of the Company for any reason, including retirement or death, the participant will be deemed to have withdrawn from the Employee Stock Purchase Plan on the date of his termination of employment. A participant may not alter the rate of his payroll deductions during a calendar quarter, except to stop payroll deductions, and any such request to stop payroll deductions will be effective as of the first payroll period following the date of the processing of such request.

     At the end of each calendar quarter, participant contributions will be used to purchase for the participant a number of shares of Common Stock, subject to adjustment, in an amount equal to 85% of the lower of the fair market value of the Common Stock on the first day of such calendar quarter or the last day of such calendar quarter. Any payroll deductions credited to a participant's account during a calendar quarter not used for the purchase of shares will be credited to the participant's payroll deductions for the next calendar quarter. The closing price of the Common Stock on the Nasdaq National Market on April 16, 1998, was $29.75 per share.

FEDERAL INCOME TAX CONSEQUENCES OF THE EMPLOYEE STOCK PURCHASE PLAN

     The federal income tax consequences to the Company and the participants in connection with the Employee Stock Purchase Plan under existing applicable provisions of the Code and the regulations thereunder are substantially as follows.

     Under the Code, the Company is considered to grant participants an "option" on the first day of each calendar quarter to purchase as many shares of Common Stock as the participant will be able to purchase with the payroll deductions credited to his or her account during the calendar quarter. On the last day of each calendar quarter, the market price is determined and the participant is considered to have exercised the

"option" and purchased the number of shares of Common Stock his or her accumulated payroll deductions will purchase at the market price.

     The required holding period for favorable tax treatment upon disposition of Common Stock acquired under the Employee Stock Purchase Plan (the "Holding Period") is the later of (a) two years after the "option" is granted (the first day of a calendar quarter), or (b) one year after the Common Stock is purchased (the last day of a calendar quarter). Consequently, if the Common Stock is held for the required Holding Period, a participant who sells the shares will realize ordinary income to the extent of the lesser of (1) the amount by which the fair market value of the Common Stock at the time the option was granted exceeded the "option price" or (2) the amount by which the fair market value of the Common Stock at the time of the disposition exceeded the "option price." The "option price" is determined on the date of grant for this purpose and, is therefore equal to 85% of the fair market value of the Common Stock as of the first day of a calendar quarter. Any further gain realized upon the sale will be considered a long-term capital gain. If the sale price is less than the option price, there will be no ordinary income and the participant will have a long-term capital loss for the difference. The Company will not be entitled to a deduction for federal income tax purposes with respect to the purchase or the subsequent disposition of shares of Common Stock.

     When a participant sells Common Stock purchased under the Employee Stock Purchase Plan before the expiration of the required Holding Period, the participant will recognize ordinary income to the extent of the difference between the price actually paid for the Common Stock and the fair market value of the Common Stock at the date the option was exercised (the last day of a calendar quarter), regardless of the price at which the Common Stock is sold. To the extent the participant recognizes ordinary income on the sale of Common Stock, the Company will generally receive a corresponding deduction in the year in which the disposition occurs. Any gain realized in excess of that amount will be taxed as a capital gain. If the sale price is less than the amount paid by the participant, increased by the ordinary income which must be recognized, then any such loss will be a capital loss.

     If a participant dies while owning Common Stock acquired under the Employee Stock Purchase Plan, ordinary income must be reported on his or her final income tax return. This amount will be the lesser of (1) the amount by which the fair market value of the Common Stock at the time the option was granted exceeded the option price (i.e., 15% of such fair market value), or (2) the amount by which the fair market value of the Common Stock at the time of the participant's death exceeded the option price.

     The foregoing discussion is only a general summary of the federal income tax consequences of a purchase of Common Stock under the Employee Stock Purchase Plan and the subsequent disposition of shares received pursuant to such purchases. A participant should consult his or her own tax advisor to determine the tax consequences of any particular transaction.

     The state income tax treatment of purchasing and selling the shares under the Employee Stock Purchase Plan will vary depending upon the state in which a participant resides. If the participant is a resident of, or is employed in, a country other than the United States, the participant may be subject to taxation in that country in addition to or instead of United States federal income taxes. A participant should consult his or her own tax advisor regarding the tax consequences and compliance requirements of any particular transaction.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE EMPLOYEE STOCK PURCHASE PLAN.

                             PROPOSAL NUMBER THREE

                AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO
            INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors of the Company has adopted a resolution unanimously approving and recommending to the Company's stockholders for their approval an amendment to the current Certificate of Incorporation of the Company (the "Certificate of Incorporation") increasing the number of authorized shares of Common Stock of the Company from 50,000,000 to 100,000,000 shares.

     The Certificate of Incorporation currently provides that the Company is authorized to issue up to 50,000,000 shares of Common Stock. The Board of Directors of the Company declared a two-for-one stock split (the "Stock Split"), effected in the form of a 100% stock dividend, that was paid April 15, 1998, to stockholders of record as of the close of business on March 31, 1998. Immediately following the Stock Split as of the close of business on April 15, 1998, 29,091,812 shares of Common Stock were issued and outstanding and an additional 2,726,392 shares were reserved for issuance in connection with existing benefit plans and outstanding warrants.

     The proposed amendment to the Certificate of Incorporation would increase the number of authorized shares of Common Stock by 50,000,000 shares. The additional shares of Common Stock for which authorization is sought, if and when issued, would have the same rights and privileges as the shares of Common Stock now outstanding.

     The Board of Directors recommends the increase in the authorized Common Stock to enable the Company to have additional shares available for possible issuance in connection with such general corporate purposes as future stock splits and stock dividends, issuance of shares for cash to raise equity capital, conversions of convertible securities, or in connection with business acquisitions, stock option plans or other employee benefit plans which may be adopted in the future. If the proposal to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock is approved at the Annual Meeting, the Board of Directors will have greater flexibility to issue additional shares of Common Stock without the expense and delay of a stockholders' meeting unless stockholder approval is otherwise required. The Company has no current plans, agreements or arrangements for the issuance of additional shares of Common Stock, other than in connection with the Company's existing benefit plans.

     The issuance of additional shares of Common Stock could, under certain circumstances, render more difficult or discourage an attempt by a third party to obtain control of the Company. For example, the issuance of shares of Common Stock in a public or private sale, merger, or similar transaction would increase the number of the Company's outstanding shares, thereby diluting the interest of a party seeking to acquire control of the Company and increasing the cost of such transaction.

     Issuance of additional shares of Common Stock, depending upon the timing and circumstances, could dilute earnings per share and decrease the book value per share of shares theretofore outstanding and each stockholder's percentage ownership of the Company may be proportionately reduced.

     The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock is needed for the approval of this proposal. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                              PROPOSAL NUMBER FOUR

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Stockholders will be asked to vote for a proposal to ratify the appointment of Grant Thornton as the independent public accountants of the Company for the fiscal year ending December 31, 1998. Grant Thornton has been the independent public accountants for the Company since fiscal year 1989. If the stockholders, by affirmative vote of the holders of a majority of the votes cast, do not ratify this appointment, the Board of Directors will reconsider its action and select other independent public accountants without further stockholder action. Abstentions and broker non-votes will have no effect on Proposal Four.

     A representative of Grant Thornton is expected to be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if such representative desires to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY.

                      COMPLIANCE WITH FILING REQUIREMENTS

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, officers, directors, and beneficial owners of more than ten percent of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission reporting their beneficial ownership of the Common Stock at the time they become subject to the reporting requirements and changes in beneficial ownership occurring thereafter. Based on a review of the reports submitted to the Company and written representations from persons known to the Company to be subject to these reporting requirements, the Company believes that its executive officers and directors complied with the Section 16(a) requirements during fiscal 1997, except that one transaction of Mr. Klimkowski's was reported 14 days late.

                             STOCKHOLDERS PROPOSALS

     Stockholders of Theragenics may submit proposals for inclusion in the proxy materials. These proposals must meet the stockholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in the Company's 1998 proxy material, a stockholder's proposal must be received not later than December 31, 1998, at Theragenics Corporation offices, 5325 Oakbrook Parkway, Norcross, Georgia 30093, ATTN.: Secretary.

     In addition, Theragenics' By-Laws provide that in order for business to be brought before the Annual Meeting, a stockholder must deliver or mail written notice to the principal executive offices of the Company, which written notice is received not less than 60 days nor more than 90 days prior to the date of the meeting. The notice must state the stockholder's name, address, number and class of shares of Theragenics stock held, and briefly describe the business to be brought before the meeting, the reasons for conducting such business at the Annual Meeting, and any material interest of the stockholder in the proposal.

     The By-Laws also provide that if a stockholder intends to nominate a candidate for election as a Director, the stockholder must deliver written notice of his or her intention to the Secretary of the Company. The notice must be received not less than 60 days nor more than 90 days before the date of the meeting of stockholders. The notice must set forth the name and address of, and the number of shares owned by, the stockholder (and that of any other stockholder known to be supporting said nominee). The notice must also set forth the name of the nominee for election as a Director, the age of the nominee, the nominee's business address and experience during the past five years, the number of shares of stock of the Company beneficially held by the nominee, and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the consent of the nominee to serve as a Director of Theragenics if elected.

                                 MISCELLANEOUS

     THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, TO ANY RECORD OR BENEFICIAL OWNER OF ITS COMMON STOCK AS OF APRIL 17, 1998, WHO REQUESTS A COPY OF SUCH REPORT. ANY REQUEST FOR THE 10-K REPORT SHOULD BE IN WRITING ADDRESSED TO: RON WARREN, DIRECTOR OF INVESTOR RELATIONS, THERAGENICS CORPORATION, 5325 OAKBROOK PARKWAY, NORCROSS, GEORGIA 30093. IF THE PERSON REQUESTING THE REPORT WAS NOT A SHAREHOLDER OF RECORD ON APRIL 17, 1998, THE REQUEST MUST INCLUDE A REPRESENTATION THAT SUCH PERSON WAS A BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY ON THAT DATE. COPIES OF ANY EXHIBITS TO THE FORM 10-K WILL BE FURNISHED ON

REQUEST AND UPON PAYMENT OF THE COMPANY'S EXPENSES IN FURNISHING SUCH EXHIBITS.

                                 OTHER MATTERS

     Management is not aware of any matters to be presented for action at the meeting other than those set forth in this Proxy Statement. However, should any other business properly come before the meeting, or any adjournment thereof, the enclosed Proxy confers upon the persons entitled to vote the shares represented by such Proxy discretionary authority to vote the same in respect of any such other business in accordance with their best judgment in the interest of the Company.

Norcross, Georgia
April 30, 1998

                                                                      APPENDIX A

                            THERAGENICS CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

     1. Purpose. The purpose of the Theragenics Corporation Employee Stock Purchase Plan (the "Plan") is to provide employees of Theragenics Corporation (the "Company") and its subsidiary companies with an opportunity to be compensated through the benefits of stock ownership and to acquire an interest in the Company through the purchase of Common Stock of the Company ("Common Stock"). The Company intends the Plan to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Code Section 423.

     2. Definitions. (a) "Authorization" means the authorization notice that the Company will send to each eligible Employee each Calendar Quarter advising the eligible Employee of his right to participate in the Plan for the ensuing Calendar Quarter.

     (b) "Beginning Date" means January 1, April 1, July 1, and October 1.

     (c) "Calendar Quarter" means the following three-month periods: (i) January 1 to March 31, (ii) April 1 to June 30, (iii) July 1 to September 30, and (iv) October 1 to December 31.

     (d) "Compensation" means the cash W-2 compensation, including Section 401(k) and Section 125 contributions, paid to an Employee by the Company or a designated subsidiary or parent corporation with respect to a calendar year.

     (e) "Employee" means any person, including an officer, who: (i) is customarily employed for more than twenty (20) hours per week; (ii) is customarily employed for more than five (5) months per calendar year; and (iii) an employee, determined in accordance with Section 3401(c) of the Code and the regulations thereunder, of the Company or any subsidiary of the Company designated from time to time by the Company's Board of Directors.

     (f) "Exercise Date" means March 31, June 30, September 30, and December 31.

     3. Eligibility. (a) Any Employee who has been employed by the Company for one year preceding the Beginning Date in each Calendar Quarter shall be eligible to participate in the Plan for the ensuing Calendar Quarter.

     (b) No Employee shall be granted an option:

          (1) if, immediately after the grant that Employee would own shares, and/or hold outstanding options to purchase shares, possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any parent corporation or subsidiary of the Company; or (2) which permits his rights to purchase shares under all employee stock purchase plans of the Company and its parent and subsidiary corporations to accrue at a rate which exceeds $25,000 of the fair market value of the shares (determined at the time the option is granted) for each calendar year in which such stock option is outstanding at any time.

     4. Offering Period. Commencing October 1, 1998, the offering period shall be the Calendar Quarter. Each Calendar Quarter will begin on a Beginning Date and will end on the Exercise Date which occurs three months later. Each Calendar Quarter, the Company will send an Authorization to each eligible Employee advising him of his right to participate in the Plan for the ensuing Calendar Quarter.

     5. Participation. An eligible Employee may become a participant for a Calendar Quarter by completing the Authorization and filing it with the Company on or before the date established by the Company. Employees whose Authorizations are received after that date may not participate in the Plan for that Calendar Quarter. All Employees granted options under the Plan shall have the same rights and privileges, except that the amount of Common Stock which may be purchased under such options may vary in a uniform manner according to Compensation.

     6. Method of Payment. A participant may contribute to the Plan through payroll deductions, as follows:

          (a) A participant shall on his Authorization elect to have deductions made from his Compensation on each payday during the Calendar Quarter at a rate which, expressed as a percentage, shall be at least one percent (1%) and not exceed ten percent (10%) of his Compensation.

          (b) All payroll deductions made for a participant shall be credited to his account under the Plan.

          (c) Payroll deductions for a participant shall commence on the first payday following the first day of each Calendar Quarter, and shall end on the last day of that Calendar Quarter, unless the participant sooner withdraws as authorized under Paragraph 10.

          (d) A participant may not alter the rate of his payroll deductions during the Calendar Quarter, except to stop payroll deductions. Any request to stop payroll deductions will be effective as of the first payroll period following the date of the processing of such request.

     7. Granting of Option. (a) A participant shall be granted an option for a number of shares of Common Stock for a Calendar Quarter, subject to the adjustments provided for in Paragraph 15 of the Plan, determined according to the following procedure:

     Step 1 Determine the amount of payroll deductions withheld for participation in the Plan for the Calendar Quarter; Step 2 Determine the amount which represents eighty-five percent (85%) of the lower of fair market value of a share of Common Stock on the (i) Beginning Date or (ii) Exercise Date; and Step 3 Divide the amount determined in Step 1 by the amount determined in Step 2 and round down the quotient to the nearest whole number.

     (b) In each Calendar Quarter, the option price of shares of Common Stock to be purchased with a participant's payroll deductions shall be the lower of (i) eighty-five percent (85%) of the fair market value of the shares on the Beginning Date, or (ii) eighty-five percent (85%) of the fair market value of the shares on the Exercise Date.

     (c) For purposes of the preceding subparagraph, the fair market value of a share of Common Stock on the Beginning Date and the Exercise Date as of each such date, or the most immediately preceding business day with respect to which the information required in the following clauses is available, shall be determined as follows: (i) if the Common Stock is traded on a national securities exchange, the closing sale price on that date; (ii) if the Common Stock is not traded on any such exchange, the closing sale price as reported by the NASDAQ Stock Market; (iii) if no such closing sale price information is available, the average of the closing bid and asked prices as reported by the NASDAQ Stock Market; or (iv) if there are no such closing bid and asked prices, the average of the closing bid and asked prices as reported by any other commercial service.

     8. Exercise of Option. A participant's option for the purchase of shares during a Calendar Quarter will be automatically exercised for him on the last day of that Calendar Quarter for the purchase of the maximum number of full shares which the sum of the payroll deductions credited to the participant's account on that Exercise Date can purchase at the option price.

     9. Delivery. As soon as administratively feasible after each Exercise Date, the Company shall deliver to each participant the shares purchased upon the exercise of his option. The disposition of any payroll deductions credited to his account during the Calendar Quarter not used for the purchase of shares (the "Cash Excess") shall be credited to the participant's payroll deductions for the next Calendar Quarter or, if the participant has stopped participating in the Plan, the Cash Excess shall be returned to the participant.

     10. Withdrawal. (a) A participant may withdraw payroll deductions credited to his account under the Plan at any time during a Calendar Quarter by giving written notice to the Company. A participant who for any reason, including retirement or death, ceases to be an Employee prior to the Exercise Date during any Calendar Quarter will be deemed to have withdrawn from the Plan on the date of his retirement, death or other termination of employment.

     (b) Upon the withdrawal of a participant from the Plan under the terms of subparagraph (a) above, the participant's outstanding options under this Plan shall immediately terminate.

     (c) In the event a participant withdraws from the Plan for any reason, all deductions credited to his account plus earnings thereon, if any, will be paid to him, or, in the event of his death, to the person or persons entitled thereto under the terms of Paragraph 14, as soon as administratively feasible after the date of the participant's retirement or other termination of employment, or after receipt by the Company of the participant's notice of withdrawal, or notification of the participant's death, as the case may be. No further deductions will be made from the participant's pay.

     (d) A participant's withdrawal will not have any effect upon his eligibility to participate in the Plan during a subsequent Calendar Quarter.

     11. Stock. (a) The shares of Common Stock to be sold to participants under the Plan may, at the election of the Company, be either treasury shares or shares originally issued for such purpose. The maximum number of shares made available for sale under the Plan shall be 200,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Paragraph 15. If the total number of shares for which options are to be exercised in accordance with Paragraph 8 exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable.

     (b) A participant will have no interest in shares covered by his option until such option has been exercised.

     (c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant, or, if the participant so directs, by written notice to the Company prior to the Exercise Date, in the names of the participant and one other person designated by the participant, as joint tenants with rights of survivorship, to the extent permitted by applicable law.

     (d) Shares of Common Stock purchased under the terms of the Plan by a participant who is subject to Section 16 of the Securities Exchange Act of 1934 may not be sold prior to the expiration of six (6) months from the Exercise Date upon which such shares were purchased except in the event of the participant's disability, as determined by the Committee, or death.

     12. Administration. The Plan shall be administered by a committee (the "Committee") which shall consist of not less than two (2) members of the Company's Board of Directors, who shall be appointed by the Board of Directors of the Company. The Committee shall be vested with full authority to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination or action of the Committee in connection with the interpretation or administration of the Plan shall be final and binding upon all participants and any and all persons claiming under or through any participant. The Board of Directors of the Company may at any time and from time to time remove members from, or add members to, the Committee, or fill vacancies.

     13. Designation of Beneficiary. (a) A participant may file with the Company a written designation of a beneficiary who is to receive any cash to his credit under the Plan in the event of his death before an Exercise Date, or any shares of Common Stock and cash to his credit under the Plan in the event of his death on or after an Exercise Date but prior to the delivery to him of such shares and cash. A beneficiary may be changed by the participant at any time by notice in writing to the Company.

     (b) Upon the death of a participant and upon receipt by the Company of proof of the identity and existence at the time of the participant's death of a beneficiary designated by him in accordance with the preceding subparagraph, the Company shall deliver such shares and/or cash to the beneficiary. In the event a participant dies not survived by a then living or in existence beneficiary designated by him in accordance with the preceding subparagraph, the Company shall deliver such shares and/or cash to the personal representative of the estate of the deceased participant. If to the knowledge of the Company no personal representative has been appointed within ninety (90) days following the date of the participant's death, the Company, in its discretion, may deliver such shares and/or cash to the surviving spouse of the deceased participant, or to any one or more dependents or relatives of the deceased participant, or if no spouse, dependent, or relative is known to the Company then to such other person as the Company may designate.

     (c) No designated beneficiary shall, prior to the death of the participant by whom he has been designated, acquire any interest in the shares or cash credited to the participant under the Plan.

     14. Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant. Any attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Paragraph 10.

     15. Adjustments Upon Changes in Capitalization. In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, reclassification, stock split, combination of shares, or dividend payable in shares of Common Stock, an appropriate adjustment shall be made by the Committee to the number and kind of shares available for the granting of options, or as to which outstanding options shall be exercisable, and to the option price. No fractional shares shall be issued or optioned in making any such adjustments. All adjustments made by the Committee under this paragraph shall be conclusive.

     Subject to any required action by the stockholders, if the Company shall be a party to any reorganization involving merger, consolidation, acquisition of the stock or acquisition of the assets of the Company, the Committee in its discretion may declare (a) that all options granted hereunder are to be terminated, or (b) that any option granted hereunder shall pertain to and apply with appropriate adjustment as determined by the Committee to the securities of the resulting corporation to which a holder of the number of shares of Common Stock subject to the option would have been entitled. The adoption of a plan of dissolution or liquidation by the Company shall cause every option outstanding hereunder to terminate, except that, in the event of the adoption of a plan of dissolution or liquidation in connection with a reorganization as provided in the preceding sentence, options outstanding hereunder shall be governed by the provisions of the preceding sentence.

     Any issue by the Company of any class of preferred stock, or securities convertible into shares of common or preferred stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to any option except as specifically provided otherwise in this Paragraph 15. The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

     16. Amendment or Termination. (a) The Board of Directors of the Company may at any time terminate or amend the Plan. No termination shall affect options previously granted, and no amendment which would change any option heretofore granted in a manner which would adversely affect the rights of any participant shall be made.

     (b) Approval of the stockholders of the Company shall be required with respect to any amendment which would require the sale of more shares than are authorized under Paragraph 11 of the Plan.

     (c) If required or advisable, the Board of Directors of the Company may condition any amendment to the Plan on approval of the stockholders of the Company.

     17. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the Secretary of the Company or when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

     18. No Contract. This Plan shall not be deemed to constitute a contract between the Company or any subsidiary or parent corporation and any eligible Employee or to be a consideration or an inducement for the employment of any Employee. Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the service of the Company or any subsidiary or parent corporation or to interfere with the right of the Company or any subsidiary or parent corporation to discharge any Employee at any time regardless of the effect which such discharge shall have upon him or her or as a participant of the Plan.

     19. Waiver. No liability whatever shall attach to or be incurred by any past, present or future shareholders, officers or directors, as such, of the Company or any subsidiary or parent corporation, under or by reason of any of the terms, conditions or agreements contained in this Plan or implied therefrom, and any and all liabilities of, and any and all rights and claims against, the Company or any subsidiary or parent corporation, or any shareholder, officer or director as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to this Plan, are hereby expressly waived and released by every eligible Employee as a part of the consideration for any benefits by the Company under this Plan.

     20. Approval of Stockholders. The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months after the adoption of the Plan by the Board of Directors.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of this 16th day of April, 1998.

                                          THERAGENICS CORPORATION

                                          By:
                                            ------------------------------------
                                            Title: Secretary, Treasurer & CFO

ATTEST:

By:
    -------------------------------------------------------
    Title:
    [CORPORATE SEAL]

                                                                     APPENDIX B

THERAGENICS CORPORATION 1997 ANNUAL REPORT


(Back cover; business description)

Theragenics is a leader in the production and sale of implantable radiation devices used in the treatment of cancer. The Company produces and sells TheraSeed(R): a FDA-licensed device that is for use in solid localized tumors.

The Company's devices are most effective on encapsulated, confined tumors. TheraSeed(R) is based on established physical principles and has the simple objective of delivering sufficient radiation to the target cancer to kill it while minimizing the radiation to surrounding tissue.

The conventional treatments for cancer to date have been surgery, radiation and chemotherapy. The treatments that have been most successful are those which remove or kill all of the cancerous tissue while avoiding excessive damage to the surrounding healthy, normal tissue.

In the treatment of prostate cancer, TheraSeeds(R) are implanted into the prostate in a one-time, minimally invasive procedure. Prostate cancer is the most common form of cancer, and the second leading cause of cancer deaths in men. It is expected to account for approximately 43% of all cancers to be diagnosed in men during 1998.

TheraSeed(R) has been shown in independent clinical studies to offer success rates that are comparable to or better than other conventional therapies, while being associated with a reduced recovery time and incidence of side effects.

5325 Oakbrook Parkway, Norcross, Georgia 30093
Ph. (770) 381-8338


(Front Cover: Head and shoulders photgraphs of Janet Zeman, Matthias Mukahanana;
 Alvetta Proileau-Young and Ty Robin)

People with a Mission
THERAGENICS CORPORATION
1997 ANNUAL REPORT
"Our mission is to cure at least one patient of cancer with each and every order that we fill."



(Inside Front Cover)

Table of Contents
Letter to Shareholders  2
People with a Mission   4
Management's Discussion and Analysis    8
Report of Independent Certified Public Accountants      12
Financial Statements    12
Notes to Financial Statements   15
Stockholder Information 21

Financial Highlights
Set forth below are selected financial data derived from the statements of operations of the Company for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 and the balance sheets of the Company at December 31, 1997, 1996, 1995, 1994 and 1993.

For the fiscal years ended December 31,         1997         1996         1995         1994         1993
Product sales                               $  24,457    $  12,257     $  7,782     $  4,723     $  4,091
Licensing fees                                    100          100           85           --           --
Costs and expenses:
  Cost of product sales                         6,141        3,736        2,645        1,791        1,678
  Selling, general and administrative           4,819        3,198        2,396        1,844        1,607
  Research and development                         55            7           18           15           36
  Other income (expense)                        1,306           36           64          110          (86)
----------------------------------------------------------------------------------------------------------
Income tax expense                              5,350        2,067        1,100          453          254
Net earnings before extraordinary credit
   and change in accounting method              9,498        3,385        1,772          730          430
Extraordinary credit                               --           --           --           --           --
Change in accounting method                        --           --           --           --        2,860
Net earnings                                $   9,498    $   3,385      $ 1,772     $    730     $  3,290
Earnings per common share - basic
    Income before accounting change         $     .69    $     .29      $   .16     $    .07     $    .04
    Cumulative effect of a change in
    accounting principle                           --           --           --           --     $    .26
    Net income                              $     .69    $     .29      $   .16     $    .07     $    .30
Weighted average shares - basic                13,763       11,625       11,103       10,935       10,800
Earnings per common share - diluted
    Income before accounting change         $     .66    $     .28      $   .15     $    .06     $    .04
    Cumulative effect of a change in
    accounting principle                           --           --           --           --     $    .24
    Net income                              $     .66    $     .28      $   .15     $    .06     $    .28
Weighted average shares - diluted              14,309       12,291       11,848       11,588       11,705
Total assets                                   71,140    $  23,689       16,878     $ 14,169     $ 12,619


(Chart:)
Revenue (in millions)               `93      `94     `95      `96     `97
                                   $4.1     $4.7    $7.8    $12.3   $24.5

(Chart:)
Earnings Per Share - Basic          `93      `94     `95      `96     `97
                                   $.04     $.07    $.16     $.29    $.29

(Chart:)
Earnings Per Share - Diluted        `93      `94     `95      `96     `97
                                   $.04     $.06    $.15     $.28    $.66

(Page 1: mission statement continues from front cover)

"To achieve this mission, Theragenics will maintain a Quality System that continuously monitors and improves quality, value and customer satisfaction. This will be accomplished with the full commitment of management and participation of all employees of Theragenics."


                                         THERAGENICS CORPORATION
                                         (Image: Theragenics Corporation logo)


(Image:  Photo of M. Christine Jacobs)
          M. Christine Jacobs CO-CHAIRMAN, Chief Executive Officer and President To Our Shareholders

OUR PROGRESS
THROUGHOUT
1997


Theragenics'  magnificent  year is a result  of much  more  than  our  financial statements. Recognizing this, I will address the issues, identify some milestones, discuss market forces and touch on 1998. I encourage you to review the strong financial performance noted throughout this report.

Operations
We produced a record number of TheraSeeds(R) during 1997. While keeping a watchful eye on this expanded production, our Radiation Safety and Regulatory Affairs Departments also delivered unprecedented accomplishments this year. The Radiation Safety team maintained a perfect record on our yearly safety inspection conducted by the State of Georgia. The Regulatory Affairs team procured our ISO 9001 certification in an incredibly short six-month period. This is an impressive feat given the complexity and sophistication of our operations.

Automation of our tedious hand-assembly process continues to disappoint us. We severed ties with our vendors this year and started to work with an outside group that has experience with aerospace and esoteric technologies. It is our intention to get this back on track during 1998 and finished by the end of 1999.

Our cyclotron capacity increased twofold this year. We currently have four cyclotrons in operation. During 1998, we plan to add one new cyclotron per quarter for a total of eight operational by the end of the year. When completed, our existing capacity will double, making us the largest cyclotron operation in the world. The building and cyclotrons are expected to cost approximately $28 million.

Looking forward and putting in place the underpinnings for our future, we recently announced the signing of agreements to purchase six additional cyclotrons to be installed by year-end 1999.

Just a few short  years ago, we had only 32  employees;  today we have more than
120. Our employees were the linchpin of our success this past year. They are incredibily resourceful, motivated and highly focused on quality output. Their dedication to Theragenics, our customers and our patients is humbling. We plan to recognize their efforts by continuing to improve our safety, training and benefit programs. This year, we are investing in our most valuable asset by enhancing our employee benefits package. This package will include a bonus plan based on profit and revenue, a credit union, a stock purchase plan and new 401(k) plan. Additionally, we enhanced the dental and life insurance coverage for all employees. We believe these investments will help us attract and retain the brightest and the best talent in what has become a very tight labor market.

MILESTONES
Two pivotal events during 1997 forever changed the face of Theragenics. The first was a secondary stock offering in March 1997. We raised more money than ever before in our history. By doing so, we increased our exposure to institutional shareholders, attracted positive attention from several industry analysts, enjoyed additional corporate exposure though positive media coverage and set the stage for current and future manufacturing expansion.

Secondly,  we signed an exclusive,  worldwide  marketing  agreement  with Indigo
Medical, a Johnson & Johnson company. This agreement grants Indigo Medical marketing and sales rights to our prostate cancer business. As the number one healthcare company in the world, Johnson & Johnson is a partner of the size and stature we believe can drive the prostate cancer treatment market to heights heretofore unheard of in brachytherapy or urology. The export of TheraSeed(R) into international markets is an additional growth opportunity enhanced by our relationship with Indigo Medical. Through this collaboration we have reaffirmed our commitment to the economical and clinically effective treatment of prostate cancer.

THE INDUSTRY
Our agreement with Indigo, the clinical success of brachytherapy for prostate canceR and public awareness have mushroomed demand for seeds. There are no less than six new companies planning to manufacture isotopes intended for the treatment of prostate cancer. We believe most of them have little commercial production experience in this industry. We will closely monitor competitive activities during the next two years. Theragenics was the first to market with its palladium product. Our place as a pace setter dictates that we position ourselves for dynamic events. The technical and financial strengths of
Theragenics and our partner's marketing expertise put us in a position of readiness.

Although the American Cancer Society adjusted downward the number of new cases of prostate cancer in 1997, we entered 1998 with only a 5% market share. We expect the next several years to see continued sales growth and forecast no deterioration of our market potential. While the biotechnology industry has a history of volatility, Theragenics faces 1998 and beyond backed by a rich history of results. While we are not immune to trouble, we do have an effective product, a substantial partner, significant profit and clinical results that indicate we cure cancer.

CANCER
More patients were treated with TheraSeed(R) during 1997 than in any previous two-year period. As a result of the increase in demand for TheraSeed(R), our Cancer Information Center doubled in size and the number of calls for help quadrupled year over year.

The future success of TheraSeed(R) or any product for prostate cancer will depend on clinical data. I'm proud to report that our product holds up admirably as the clinical studies continue to mature. Most notably, Dr. John Blasko of the University of Washington in Seattle reported 91% disease-free results at eight years. In a separate study, early-stage patients of Dr. Michael Dattoli of the University Community Hospital in Tampa experienced a 93% disease-free rate at six years. Additionally, Dr. Dattoli reported a 79% disease-free rate at five years for his advanced, early-stage high-risk patients using a modified dose of external beam radiation followed by the implantation of TheraSeed(R). These outcomes are exceptional given this group of men was faced with very few, if any, options for treatment. These results are staggering, positive and material when compared to conventional treatment outcomes.

To close, our mission is to cure at least one patient of cancer with every order we ship. At Theragenics, this is what we do for a living. We execute our mission first with a commitment to quality. Then we see to the business of delivering value to our customers, employees, patients and shareholders. We appreciate and thank you for your support this year and in the past.

Sincerely,

M. Christine Jacobs
Co-Chairman, CEO and President

(Image:  Photo of Ty Robin)
Ty Robin, Ph.D Radiation Safety Officer, Nuclear Engineer, Patent Counsel My mission is to maintain a safe working environment
(Image:  Watermark of the word Safety)

The safety and security of our employees are paramount issues at Theragenics.
We promote a safe working environment by implementing safety procedures that go beyond those required by tate and federal guidelines. To uphold our standards, we continually monitor, control and work to reduce our employees' exposure to radiation.

To further maintain a safe and secure environment, my job is not only focused on employee exposure, but also on the proper placement, storage and disposal of radioactive materials.

As Theragenics continues to grow, my goal is to maintain the highest standards and controls to ensure the continued safety and well-being of our employees and our environment.

(Inset text:)
January 1997
Theragenics announces the signing of an agreement to purchase four additional cyclotrons in anticipation of increased demand. The Company expects all four to be operational by the end of fiscal year 1998.

(Inset text:)
February 1997
Theragenics signs a letter of intent to enter an agreement giving Johnson & Johnson's Indigo Medical, Inc. an exclusive seven-year contract to market TheraSeed(R) worldwide for prostate cancer.

(Chart:)
Closing Stock Price
3/31/98         $63 11/16
12/31/97        $36
12/31/96        $22 5/8
12/29/95        $11 7/8

(Image:  Photo of Alvetta Prioleau-Young)
Alvetta Prioleau-Young Quality Systems Technician
My mission is to ensure high quality operating procedures
(Image:  Watermark of the word Quality)

When I came to work at Theragenics, I never in my wildest dreams could have imagined that my job would transition into the opportunities being presented to me today. As Quality Systems Technician, my goal is to ensure that every customer receives the highest quality product. This quality is achieved by assembling each TheraSeed(R) with the utmost attention to detail. Due to TheraSeed's(R) delicate and intricate components, the current assembly process is achieved through the mastery of precision hand assembly. Each TheraSeed(R) is subjected to several inspections followed by a qualitative and quantitative analysis to assure it has met all quality standards. With these steps in place, we're confident our customers receive a safe and reliable product.

As the demand for TheraSeed(R) continues to grow, we're always looking for and implementing new and better ways to assemble our product more efficiently while maintaining our high standards.

(Inset text:)
March 1997
Theragenics  begins   construction  on  its   80,000-square-foot   manufacturing
facility.

(Chart:)
Net Earnings (in millions)
`95     $1.8
`96     $3.4
`97     $9.5

(Image:  Photo of Janet Zeman)
Janet Zeman  Director of  Regulatory  Affairs and Quality Systems
My mission is ensuring that we adhere to all quality and regulatory standards (Watermark of the word Regulatory)

My top three priorities for the Regulatory Affairs and Quality Systems Departments are to establish and maintain systems that enhance the quality of our products and services, to ensure compliance with all applicable regulations and to gain access to world markets so that cancer patients can benefit from treatment with TheraSeed(R).

Knowing that the manufacture and sale of TheraSeed(R) are subject to stringent government regulations - like any other medical device - we consistently adhere to regulations such as the FDA's Good Manufacturing Practices, which include extensive record keeping, reporting and periodic inspections of our manufacturing facilities.

During 1997, we achieved ISO 9001 certification in just six months - a time period shorter than everyone's expectations. The ISO 9001 registration certifies that the Company's quality systems meet or exceed international quality standards. ISO 9001 certification represents a step toward attaining a CE Mark, Europe's standard equivalent to U.S. FDA approval. CE Mark certification can open the door for marketing and selling TheraSeed(R) to the 15 nations of the European Union, expanding on TheraSeed's(R) continuing success in the U.S.

(Inset text:)
April 1997
Theragenics completes a 2,300,000 share secondary offering, netting $32,000,000. Proceeds from this offering will finance production expansion, including the purchase of the new cyclotrons and facility construction.

(Inset text:)
May 1997
Theragenics executes a definitive TheraSeed(R) agreement with Indigo Medical, Inc., a Johnson & Johnson company.

(Chart:)
Cyclotrons Operational at Year End*
* includes four planned for 1998 and six planned for 1999
`99     14
`98     8
`97     4


(Image:  Photo of Matthias Mukahanana)
Matthias Mukahanana Lead Lab Technician
My mission is to maintain high production capacity without compromising quality

I came to this country from Africa 15 years ago, originally to study mathematics and later to study nursing. Although I am not a nurse, I am happy that I can still help cancer patients through my work at Theragenics. I am excited about where this Company is going and believe it is a place where I can build a solid career and future for myself.

With the growing demand for TheraSeed(R), increasing our production capacity and efficiency has become more critical than ever before. To meet these demands, we're adding four new cyclotrons during 1998 and six in 1999. The cyclotrons, which are used to manufacture palladium 103, the core ingredient in
TheraSeed(R), will greatly enhance our sales, performance and customer satisfaction levels. In conjunction with the increase in palladium 103 production, we also will expand our assembly and quality operations.

I am excited about moving into our new facility located in Buford, Georgia during 1998. This facility will bring together all of our manufacturing operations under one roof, making our operations and channels of communication better and more efficient.

As we begin to expand our facility and continue to investigate new methods of production, we're still mindful of selecting cutting-edge ideas, procedures and equipment that will maintain or improve the high quality of our product. Because, most of all, we remain committed to our Company's top priority - the welfare of every TheraSeed(R) patient.

(Inset text:)
December 1997
Theragenics receives ISO 9001 certification.

(Chart:)
Total Assets
(in millions)
`95     $16.9
`96     $23.7
`97     $71.1

Management's Discussion and Analysis of Financial Conditions and Results of Operations

Overview
Theragenics was founded in 1981 and is engaged in the manufacture and sale of TheraSeed(R), a rice-sized device used for the treatment of localized prostate cancer in a one-time, minimally invasive procedure.
In 1986, the Company received FDA clearance for its principal product, TheraSeed(R), for use in any solid localized tumor. Sales increased 58% in 1996 and 99% in 1997 due to increased and reliable production from the Company's cyclotrons and increased demand for TheraSeed(R) as a result of growing market acceptance of this treatment alternative for prostate cancer.
Production of palladium 103, the radioisotope supplying the therapeutic radiation of TheraSeed(R), has always been a controlling factor in the Company's efforts to generate sales. To increase its control over the timely and consistent availability, quality and cost of palladium 103, the Company converted from reactor produced palladium 103 to an alternative means of producing palladium 103 using a cyclotron. In 1992, the Company contracted for the purchase of a cyclotron for in-house production of palladium 103. After the cyclotron was delivered and reliable production of palladium 103 was demonstrated, the Company discontinued its reliance on outside vendors for irradiation services. In view of the scale of the investment necessary to add cyclotrons, the time and effort required to develop the production process, and the Company's limited access to debt and equity capital, the Company undertook a slow and measured roll-out of its TheraSeed(R) product. Management focused primarily on the careful development of relationships with the physician community and on ensuring that the Company's production capabilities could meet demand for its product. The Company added additional cyclotrons in 1995, 1996 and 1997 for a total of four cyclotrons. Four additional cyclotrons are scheduled to become operational in 1998 and six in 1999. Because a cyclotron does not become available for production until approximately 18 months after it is ordered, the accuracy of the Company's long-term plans can significantly affect its results of operations. The delivery of cyclotrons prior to a commensurate increase in demand could adversely impact margins, while inadequate cyclotron capacity could limit the Company's ability to meet demand and achieve maximum sales growth. The Company is well underway on a $28 million capital expansion project that includes the purchase of four additional cyclotrons and the construction of a new production facility. Although no assurances can be given, management expects that one new cyclotron will become operational in April 1998, or shortly thereafter and the next three becoming operational at three month intervals. Contracts were signed for six additional cyclotrons to be delivered in 1999. Again, while no assurances can be given, management expects one to be operational at the end of the first quarter 1999, three additional by the end of third quarter 1999, and two more by the end of the fourth quarter of 1999, or shortly thereafter. Each of these cyclotrons, including the facility to house each, are estimated to cost less than $5,000,000. On May 30, 1997, the Company entered into a sales and marketing agreement with Indigo Medical, Inc., a subsidiary of Johnson & Johnson, granting the exclusive worldwide right to market and sell TheraSeed(R) for the treatment of prostate cancer. Under the terms of the agreements, Indigo has assumed responsibility for the education and training of urologists, radiation oncologists and other personnel involved in the use of TheraSeed(R) as well as all other sales and marketing activities. The Company continues to be responsible for all manufacturing and distribution for TheraSeed(R).

Results of Operations
Year Ended December 31, 1997
Compared to Year Ended
December 31, 1996
Product sales were $24.6 million in 1997 compared to $12.4 million in 1996, an increase of $12.2 million, or 98.4%. Market acceptance of the Company's
TheraSeed(R) treatment alternative for prostate cancer grew during 1997. Concurrently, the Company was able to reliably increase production from its cyclotron-based manufacturing and thereby take advantage of increased demand. Sales also reflect that the Company had four cyclotrons available during much of 1997 to meet sales demand as compared to only two cyclotrons throughout 1996.

Licensing fees represent royalty payments with respect to the Company's licensed TheraSphere(R) technology. Management does not expect licensing fees to become material in the foreseeable future. See Note F of notes to financial statements.

Cost of product sales was $6.1 million in 1997 compared to $3.7 million in 1996, an increase of $2.4million, or 64.9%. This increase was due primarily to incremental staffing and cyclotron related costs. Staffing increases were necessary to respond to and anticipate sales growth. Cyclotron operating costs and depreciation increased as all four of the Company's cyclotrons were in service by February 1997. As cyclotrons come on-line, margins decline because each machine represents excess capacity for a period while carrying its full component of fixed costs, including depreciation. As a percentage of product sales, cost of product sales decreased from 30.5% in 1996 to 25.0% in 1997. This decrease resulted from economies of scale.

Selling, general and administrative expense was $4.8 million in 1997 compared to $3.2 million in 1996, an increase of $1.6 million, or 50.6%.
Primary contributors to this increase were legal and professional fees and compensation and related expense. Legal and professional expense fees increased as the Company completed the Theragenics/Indigo Sales and Marketing Agreement and initiated legal action against a small company founded by former employees. Compensation and related expenses rose as the number of employees increased and salaries were increased reflecting the larger scope of the Company's operations and the need to attract and retain qualified employees. There were also higher expenditures in a number of areas representing support for higher sales levels. Despite these increases, selling, general and administrative expense as a percentage of net sales decreased from 26.1% in 1996 to 19.7% in 1997 due to economies of scale.

During the periods presented, the Company had no ongoing pure research function. As in the past, much of the development component of research and development of product and processes is incorporated in the manufacturing area and therefore is included in the cost of goods sold category. Management may choose to develop a more traditional research and development program if and when appropriate opportunities are identified and resources are in place.

Otherincome (expense) during the  periods  presented  consist principally  of
interest   income,   interest  expense  and  the  write-off  of unamortized
loan costs as a result of loan refinancing. Interest income jumped dramatically, reflecting interest on funds received as a result of the secondary stock offering completed in April 1997. Since these funds will largely be used to fund the Company's expansion program in 1998 and 1999, management expects other income to return to levels consistent with historical amounts.

The Company's effective income tax rate was approximately 38% in 1996 and approximately 36% in 1997.

Liquidity and Capital Resources
During 1995, 1996 and 1997, the Company's principal cash needs related to capital spending to increase manufacturing capacity. To manufacture TheraSeed(R), the Company purchases, installs and operates cyclotrons, which involves significant capital investment. The Company has funded its capacity expansions in 1995 and 1996, principally from cash flows from operations and bank borrowings, and in 1997 from cash flows from operations and the proceeds from the secondary offering of common stock completed in April 1997.
The Company had cash and short-term investments of $30.2 million at December 31, 1997, compared to $3.0 million at December 31, 1996. Working capital was $39.0 million at December 31, 1997, this compares to $1.3 million at year end 1996, which included $3.5 million representing the current portion of long-term obligations.

Cash provided by operating activities was, $5.7 million and $14.2 million during 1996 and 1997, respectively. These amounts primarily represent net income supplemented in 1997 by an increase in income tax payable and trade accounts payable, and in all years by the tax sheltering effects of depreciation and deferred tax expense. Offsetting these items were increases in accounts receivable.

Cash used in investing activities was $8.6 million and $21.2 million in 1996 and 1997, respectively, consisting in each of these years primarily of purchases of property and equipment. Spending in 1996 represents the continuation of a project to add cyclotrons three and four to the facility, the purchase of 30 acres of land for the Company's expansion project and spending on an assembly automation project. Spending in 1997 primarily represents the beginning of a project to add four cyclotrons and a new manufacturing facility having an estimated total cost of approximately $28 million. As of December 31, 1997, approximately $11 million had been spent on this expansion project and less than $2 million on other capital projects. Theragenics invested in marketable securities and held $8.4 million of those securities at December 31, 1997 as disclosed in Note B-3 in the notes to financial statements attached hereto.

On January 23, 1998, the Company entered into six agreements, each for the purchase of one additional cyclotron. Each cyclotron, including the facility to house it, is expected to cost less than $5 million. The Company has made payments to date on these six cyclotrons totaling approximately $5.5 million as of March 16, 1998.

Cash provided (used) by financing activities was $(21,000), $2.6 million and $34.2 million in 1995, 1996 and 1997, respectively. Cash flows from financing activities relates principally to bank borrowings and repayments thereof, proceeds from the exercise of stock options and warrants, and in 1997, proceeds from the secondary placement of common stock, and common stock sold to Indigo Medical as part of a sales and marketing agreement.

Management  intends  to
continue its efforts toward increasing its palladium 103 production capacity. As such, over the next two fiscal years, the Company intends to construct facilities, purchase cyclotrons, purchase other production equipment, invest in research and development, invest in automation and provide for working capital and general corporate needs.

Management  believes that current cash balances,
cash from future operations and its credit facility, will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. In the event additional financing becomes necessary, management may choose to raise those funds through other methods of financing as appropriate. Year 2000 Issue: Some computer systems used today were designed and developed using two digits, rather than four, to specify the year. Consequently, such systems may recognize a date of "00" as the year 1900 instead of year 2000. This may cause many computer systems to fail or create inaccurate results unless corrective measures are taken. We are currently implementing, or we have plans to implement, upgrades to computer systems to recognize dates properly after December 31, 1999. The financial impact associated with upgrades to systems to address the year 2000 issue is not expected to have a material effect on the Company's financial position or results of operations in any given year. This document contains certain forward-looking statements within the meaning of the private securities litigation reform act of 1995 including, without limitation, statements regarding possible benefits associated with the alliance with Indigo Medical, Inc., future costs of sales, SG&A expenses, research and development, costs and timetable for capacity expansion and the sufficiency of the Company's liquidity and capital resources. From time to time, the Company may make other forward-looking statements relating to such matters as well as anticipated financial performance, business prospects, technological developments, research and development activities and similar matters. These forward-looking statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially from those anticipated, including risks associated with the management of growth, government regulation of the therapeutic radiological, pharmaceutical and device business, dependence on health care professionals, competition from conventional and newly developed methods of treating localized cancer and dependence on a third-party cyclotron manufacturer.

Quarterly Results
The following table sets forth certain consolidated statements of operations data for each of the Company's last eight quarters. This unaudited quarterly information has been prepared on the same basis as the annual audited information presented elsewhere in this form Annual Report, reflects all adjustments (consisting only of normal, recurring adjustments) necessary in management' opinion for a fair presentation of the information for the periods covered and should be read in conjunction with the financial statements and notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period. Quarterly data presented may not reconcile to totals or full year results due to rounding.

Quarterly Results

(dollars and shares in thousands, except per share data)                       1996

                                           First       Second         Third        Fourth
                                          Quarter      Quarter       Quarter       Quarter

Total revenues                           $ 2,798      $  2,727       $ 3,144       $ 3,688
Cost of product sales                        753           888           958         1,137
Selling, general and administrative          693           771           722         1,012
Research and development                       1             1             1             4
Other income (expense)                        27            26            17           (34)
Net earnings before income taxes           1,378         1,093         1,480         1,501
Income tax expense                           524           415           562           566
Net earnings                             $   854      $    678       $   918       $   935
Earnings per common share:
        Basic                            $   .07      $    .06       $   .08       $   .08
        Diluted                          $   .07      $    .06       $   .08       $   .08
Weighted average shares outstanding:
        Basic                             11,505        11,588        11,658        11,748
        Diluted                           12,290        12,204        12,298        12,372

(dollars and shares in thousands, except per share data)                       1997

                                           First       Second         Third        Fourth
                                          Quarter      Quarter       Quarter       Quarter

Total revenues                           $  4,107     $  6,172       $ 7,018       $ 7,260
Cost of product sales                       1,145        1,559         1,580         1,856
Selling, general and administrative         1,185        1,391         1,180         1,063
Research and development                        4           30            11            10
Other income (expense)                         16          328           499           462
Net earnings before income taxes            1,789        3,520         4,746         4,793
Income tax expense                            680        1,338         1,803         1,529
Net earnings                             $  1,109     $  2,182       $ 2,943       $ 3,264
Earnings per common share:
        Basic                            $    .09     $    .15       $   .20       $   .22
        Diluted                          $    .09     $    .15       $   .20       $   .22
Weighted average shares outstanding:
        Basic                              11,836       14,229        14,449        14,537
        Diluted                            12,381       14,730        15,030        15,094


Report of Independent
certified Public
accountants

Board of Directors
Theragenics Corporation

We have audited the balance sheets of Theragenics Corporation (a Delaware corporation) as of December 31, 1996 and 1997, and the related statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Theragenics Corporation as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


Atlanta, Georgia
January 15, 1998

Balance Sheets

December 31,                                                 1996                   1997

  ASSETS
CURRENT ASSETS
Cash and short-term investments                        $  2,986,123             $ 30,161,614
Marketable securities                                           --                8,391,807
Trade accounts receivable, less allowance
of $0 in 1996 and $65,446 in 1997                         2,258,936                2,925,390
Inventories                                                 229,298                  433,873
Prepaid expenses and other current assets                   133,625                  160,620
        Total current assets                              5,607,982               42,073,304
PROPERTY, PLANT AND EQUIPMENT - AT COST
Building and improvements                                 3,333,728                3,333,728
Leasehold improvements                                      138,978                  138,978
Machinery and equipment                                  11,522,064               14,698,623
Office furniture and equipment                               65,057                   66,464
                                                         15,059,827               18,237,793
Less accumulated depreciation                            (3,237,684)              (4,695,669)
                                                         11,822,143               13,542,124
Land                                                        525,372                  525,754
Construction in progress                                  5,238,056               14,917,788
                                                         17,585,571               28,985,666
OTHER ASSETS
Deferred income tax asset                                   360,000                       --
Patent costs                                                 80,685                   71,836
Other                                                        55,183                    9,503
                                                            495,868                   81,339
 Total Assets                                          $ 23,689,421             $ 71,140,309
 LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt                         3,458,436                       --
Trade accounts payable                                      330,375                1,435,154
Accrued salaries, wages and payroll taxes                   459,421                  689,610
Income taxes payable                                             --                  845,364
Other current liabilities                                    56,677                  137,097
        Total current liabilities                         4,304,909                3,107,225
Deferred Income Taxes                                            --                1,000,000
Commitments and Contingencies                                    --                       --

Shareholders' Equity
Common stock authorized 50,000,000
shares of $.01 par value; issued and
outstanding, 11,814,278 in 1996 and
14,537,841 in 1997                                          118,143                  145,378
Additional paid-in capital                               17,616,560               55,740,366
Retained earnings                                         1,649,809               11,147,340
                                                         19,384,512               67,033,084
 Total Liabilities and Shareholders' Equity            $ 23,689,421             $ 71,140,309

               The accompanying notes are an integral part of these statements.


STATEMENTS OF EARNINGS

Year ended December 31,                                   1995            1996               1997

REVENUE
Product sales                                        $  7,781,962    $ 12,257,165       $ 12,169,724
Product sales - affiliate                                      --              --         12,287,650
Licensing fees                                             85,431         100,000            100,000
                                                    ------------------------------------------------
                                                        7,867,393      12,357,165         24,557,374
COSTS AND EXPENSES
Cost of product sales                                   2,645,730       3,735,669          6,141,330
Selling, general and administrative                     2,395,846       3,198,663          4,818,650
Research and development                                   17,954           6,952             55,390
                                                    ------------------------------------------------
                                                        5,059,530       6,941,284         11,015,370
OTHER INCOME (EXPENSE)
    Interest income                                       143,424         126,953          1,361,890
    Interest expense                                      (51,967)        (84,517)           (21,095)
    Other                                                 (26,995)         (6,311)           (35,268)
                                                           64,462          36,125           1,305,527
    Net earnings before income taxes                    2,872,325       5,452,006          14,847,531
Income tax expense                                      1,100,000       2,067,500           5,350,000
    Net earnings                                     $  1,772,325    $  3,384,506       $   9,497,531
                                                   --------------    ------------       -------------
Earnings per common share - basic                    $        .16    $        .29       $         .69
                                                   --------------    ------------       -------------
Earnings per common share - assuming dilution        $        .15    $        .28       $         .66
                                                   --------------    ------------       -------------

Statements of Shareholders' equity
For the three years ended December 31,

                                                                                   Additional   Retained Earnings
                                                            Common Stock            Paid-in       (Accumulated
                                               Number of Shares  Par Value $.01     Capital         Deficit)            Total

Balance, December 31, 1994                         10,961,887     $   109,618     $15,207,453      $(3,507,022)    $  11,810,049
Exercise of stock options, net of 17,102
  common shares redeemed                              432,898           4,330         469,717               --           474,047
Income tax benefit from stock options exercised            --              --         713,000               --           713,000
Net earnings for the year                                  --              --              --        1,772,325         1,772,325
Balance, December 31, 1995                         11,394,785         113,948      16,390,170       (1,734,697)       14,769,421
Exercise of stock options, net of 11,723
  common shares redeemed                              379,493           3,795         398,163               --           401,958
Exercise of warrants                                   40,000             400         299,600               --           300,000
Income tax benefit from stock options exercised            --              --         528,627               --           528,627
Net earnings for the year                                  --              --              --        3,384,506         3,384,506
Balance, December 31, 1996                         11,814,278         118,143      17,616,560        1,649,809        19,384,512
Issuance of common stock in secondary public
  offering, net of offering costs of $2,482,701     2,300,000          23,000      31,994,299               --        32,017,299
Issuance of common stock in J&J Dev. Corp.            254,453           2,544       4,997,456               --         5,000,000
Exercise of stock options, net of 1,000 common
  shares redeemed                                     149,110           1,491         492,615               --           494,106
Exercise of warrants                                   20,000             200         149,800               --           150,000
Income tax benefit from stock options exercised            --              --         489,636               --           489,636
Net earnings for the year                                  --              --              --        9,497,531         9,497,531
Balance, December 31, 1997                         14,537,841     $   145,378     $55,740,366      $11,147,340     $  67,033,084


The accompanying notes are an integral part of this statement.

Statements of cash flows
Year ended December 31,

                                                                   1995               1996                 1997

Cash Flows from Operating Activities:

Net earnings                                                $   1,772,325        $  3,384,506         $  9,497,531
    Adjustments to reconcile net earnings to net cash
      provided by operating activities:
      Deferred income tax expense                               1,082,000           1,972,000            1,850,000
      Depreciation and amortization                               828,072           1,114,919            1,466,834
      Provision for doubtful accounts receivable                       --                  --               65,446
      Loss on disposal of property and equipment                    1,677                  --                   --
      Change in assets and liabilities:
        Accounts receivable                                      (603,221)           (923,291)            (731,900)
        Inventories                                                25,206             (62,343)            (204,575)
        Prepaid expenses and other current assets                  24,280             (66,104)             (26,995)
        Other assets                                                   --                  --               45,680
        Trade accounts payable                                    121,982             (17,816)           1,104,779
        Accrued salaries, wages and payroll taxes                 115,006             234,283              230,189
        Other current liabilities                                 (17,214)             47,369               80,056
        Income taxes payable                                           --                  --              845,364
          Net cash provided by operating activities             3,350,113           5,683,523           14,222,409

Cash Flows from Investing Activities:
        Purchase and construction of property and equipment    (2,426,961)         (8,555,876)         (12,858,080)
        Purchase of marketable securities                              --                  --           (8,391,807)
        Maturities of marketable securities                        50,000                  --                   --
        Patent costs                                               (3,632)                 --                   --
          Net cash used by investing activities                (2,380,593)         (8,555,876)         (21,249,887)

Cash Flows from Financing Activities:
        Proceeds from long-term debt                                   --           2,450,225                   --
        Repayment of long-term debt                              (469,622)           (511,286)          (3,458,436)
        Proceeds from issuance of common stock, net                    --                  --           37,017,299
        Proceeds from exercise of stock options and warrants      474,047             701,958              644,106
        Debt issue costs                                          (25,070)            (48,759)                  --
          Net cash (used) provided by financing activities        (20,645)          2,592,138           34,202,969
Net increase (decrease) in cash and short-term investments        948,875            (280,215)          27,175,491
Cash and short-term investments at beginning of year            2,317,463           3,266,338            2,986,123
Cash and short-term investments at end of year               $  3,266,338        $  2,986,123         $ 30,161,614

Supplemental Schedule of Non-Cash Financing Activities
   During 1995, 1996 and 1997, the Company realized an income tax benefit from the exercise and early disposition of certain stock options of $713,000, $529,000 and $490,000, respectively.

Supplementary Cash Flow Disclosure
        Interest paid, net of amount capitalized             $    54,000         $     82,000         $    29,000
        Income taxes paid                                    $    15,000         $     99,000         $ 2,655,000

The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS

NOTE A
Organization and Description of Business
Theragenics Corporation (the "Company") was organized in November 1981 to develop, manufacture and market radiological pharmaceuticals and devices used in the treatment of cancer. The Company manufactures and markets primarily one product, TheraSeed(R), which is used primarily in the treatment of prostate cancer. Use of the Company's product is regulated by the U.S. Food and Drug Administration (FDA). Under a marketing and sales agreement executed with Indigo Medical, Inc. (Indigo) in May 1997, (see Note F) all TheraSeed(R) products used in the treatment of prostate cancer are sold to Indigo. The TheraSeed(R) product is utilized by hospitals, physicians and other health service providers in the United States. The Company, therefore, is directly affected by changes in technology, as it may apply to cancer treatment, and by FDA regulations and the well-being of the health care industry.

NOTE B
Summary of Significant Accounting Policies
A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:
1. Use of Estimates
In preparing financial statements in conformity with generally accepted accounting principles ("GAAP"), management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. 2. Cash and Short-Term Investments For purposes of reporting cash flows, cash and short-term investments include cash on hand, cash in banks and variable rate demand notes with original maturities of less than 90 days. 3. Marketable Securities Marketable securities are classified as available for sale and are reported at fair value. Fair value is based upon quoted market prices. At December 31, 1997, marketable securities consisted of municipal and hospital authority obligations. Marketable securities of $6,891,807 mature within one year and marketable securities of $1,500,000 mature in 2004 with a put option exercisable in 1998. At December 31, 1997, the fair value of marketable securities approximated amortized cost. No marketable securities were held at December 31, 1996. 4. Inventories Inventories are stated at the lower of cost or market. Cost is determined using the specific identification method, which approximates the first-in, first-out (FIFO) method. Inventories consist primarily of work in process. 5. Property, Equipment, Depreciation and Amortization Property and equipment are recorded at historical cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated services lives on a straight-line basis. Depreciation and amortization expense related to property and equipment charged to operations was approximately $810,000. $1,044,000 and $1,458,000 for 1995, 1996 and 1997, respectively. Estimated services lives are as follows:

Building and improvements                       30 years
Machinery, leasehold improvements,
furniture and equipment                         5 - 10 years

A significant portion of the Company's depreciable assets are utilized in the production of its product. Management periodically evaluates the realizability of its depreciable assets in light of its current industry environment. Management believes that no impairment of depreciable assets exists at December 31, 1997. It is possible, however, that management's estimates concerning the realizability of the Company's depreciable assets could change in the near term due to changes in the technological and regulatory environment.

The primary machinery and equipment utilized in the Company's manufacturing process has been acquired from one vendor. Currently, the Company has contracts for additional manufacturing equipment with this vendor. Management believes that the vendor has the ability to continue to deliver the equipment in accordance with the terms of the contracts. Any inability of the vendor to meet its obligations for delivery of the equipment could have an adverse affect on the Company's ability to increase its production capacity. 6. Patent Costs The Company capitalizes the costs of patent applications for its products. Amortization is computed on a straight line basis over the estimated economic lives of the patents, commencing at the date of grant of the related patent. Patent costs are net of accumulated amortization of $47,295 and $56,144 at December 31, 1996 and 1997, respectively. Amortization related to patent costs charged to operations was approximately $8,000, $10,000 and $9,000 for 1995, 1996 and 1997, respectively. 7. Income Taxes The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets when it is more likely than not that the asset will not be realized. 8. Research and Development Costs The costs of research and development and consumable supplies and materials to be used for the development of the Company's intended products are expensed when incurred. 9. Advertising The Company expenses the cost of advertising as incurred. Advertising expense for the years ended December 31, 1995, 1996 and 1997 was approximately $139,000, $229,000 and $230,000, respectively. 10.
Earnings Per Share The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings Per Share, in the fourth quarter of 1997. Basic net earnings per common share is based upon the weighted average number of common shares outstanding during the period. Diluted net earnings per common share is based upon the weighted average number of common shares outstanding plus dilutive potential common shares, including options and warrants outstanding during the period. All comparative earnings per share data for prior periods presented has been restated. 11. Stock-Based Compensation The Company's stock option plans are accounted for under the intrinsic value method in which compensation expense is recognized for the amount, if any, that the fair value of the underlying common stock exceeds the exercise price at the date of grant.
12. Fair Value of Financial Instruments The Company's financial instruments include cash, cash equivalents, marketable securities and long-term debt. The carrying value of cash and cash equivalents approximates fair value due to the relatively short period to maturity of the instruments. Marketable securities are classified as available for sale and are reported at fair value. The carrying value of the Company's long-term obligations approximates fair value based upon borrowing rates currently available to the Company for borrowings with comparable maturities. 13. Hedging Activities The Company enters into foreign exchange forward contracts to hedge the price risks associated with equipment purchase commitments denominated in foreign currencies. The forward contracts typically mature concurrently with payments required under the equipment purchase contracts. The Company does not hold foreign exchange forward contracts for trading or speculative purposes. Gains and losses are deferred and accounted for as part of the underlying transactions. At December 31, 1997, foreign exchange forward contracts were not significant.

NOTE C
Construction in Progress
Construction in progress consists primarily of payments made for construction of manufacturing equipment and facilities expansion. Total cost of this project is expected to be approximately $54,000,000 and is expected to be completed in various stages through 1999. Total outstanding commitments of this project at December 31, 1997 are approximately $40,000,000. Construction of equipment and facilities totaling approximately $4,900,000 and $3,000,000 were completed and placed in service during 1996 and 1997, respectively.

NOTE D
Income Taxes
The provision for income taxes is summarized as follows:

                                1995           1996           1997
Current tax expense       $    18,000     $   95,500      $ 3,500,000
Deferred tax expense        1,082,000      1,972,000        1,850,000
                          $ 1,100,000     $2,067,500      $ 5,350,000
The Company's temporary differences result in a deferred income tax asset at December 31, 1996 and a deferred income tax liability at December 31, 1997, summarized as follows:

December 31,                                      1996              1997
Deferred Tax Assets:
Net operating loss carryforwards           $       870,000     $       --
Tax credit carryforwards                           174,000             --
Nondeductible accruals
and allowances                                      50,000         60,000
Other                                               14,000             --
Gross deferred tax asset                         1,108,000         60,000
Deferred Tax Liabilities:
Depreciation                                       748,000     (1,060,000)
Net deferred tax asset (liability)         $       360,000    $(1,000,000)

The provision for income taxes differs from the amount of income tax determined by applying the applicable federal rates due to the following:

                                  1995           1996                1997
Year ending December 31,
Tax at applicable
federal rates              $  977,000      $  1,854,000       $    5,097,000
State tax, net                115,000           208,000              254,000
Tax exempt interest                --                --              (40,000)
Other                           8,000             5,500               39,000
                         $  1,100,000       $ 2,067,500       $    5,350,000

NOTE E
Notes Payable
The Company has entered into an amended and restated loan and security agreement ("the loan agreement") with a bank. The loan agreement provides for a revolving credit facility of up to $15,000,000. Interest on outstanding borrowings is payable monthly at the prime rate or at a LIBOR-based rate.
The LIBOR-based rate ranges from LIBOR plus 1.5% to LIBOR plus 2%, and is determined by the Company's debt service coverage ratio, as defined in the loan agreement. At December 31, 1996, $3,458,436 was outstanding under the revolving credit facility with an effective interest rate of 8.25%. No amounts were outstanding under the revolving credit agreement at December 31, 1997.
Outstanding borrowings under the loan agreement are collateralized by substantially all of the Company's assets. Provisions of the loan agreement limit the incurrence of additional debt and require the maintenance of certain minimum financial ratios, among other things. As of December 31, 1997, the Company was in compliance with the provisions of the loan agreement.

NOTE F
Commitments and Contingencies
Marketing and Sales Agreement
In May 1997, the Company executed an agreement with Indigo Medical, Inc. (Indigo), a subsidiary of Johnson & Johnson Development Corporation (Johnson & Johnson), granting Indigo the exclusive worldwide right to market and sell TheraSeed(R) for the treatment of prostate cancer for a period of seven years with a provision for successive three-year renewals. In accordance with this agreement, all TheraSeed(R) products used for the treatment of prostate cancer are sold to Indigo. Concurrently with the execution of the agreement, Johnson & Johnson purchased 254,453 shares of the Company's common stock.

Licensing Agreement
The Company holds a worldwide exclusive license from the University of Missouri for the use of technology, patented by the University, used in the Company's "TheraSphere" product. The licensing agreement provides for the payment of royalties based on the level of sales and on lump sum payments received pursuant to a licensing agreement with Nordion International, Inc. (see below).
The Company has granted certain of its geographical rights under the licensing agreement with the University of Missouri to Nordion International, Inc., a Canadian company which is a producer, marketer and supplier of radioisotope products and related equipment. Under the Nordion agreement, the Company will receive a licensing fee for each geographic area in which Nordion receives new drug approval. The Company will also be entitled to a percentage of future revenues earned by Nordion as royalties under the agreement. Royalties from this agreement for each of the three years in the period ended December 31, 1997 were not significant.
In 1995, 1996 and 1997, the Company received approximately $85,000, $100,000 and $100,000, respectively, from Nordion for the right to use certain patents and to manufacture, distribute and sell "TheraSphere" for all applications worldwide.

Letter of Credit
The Company has a letter of credit outstanding for approximately $315,000 relating to regulatory requirements.

Lease Commitment
The Company leases space and office equipment under noncancelable leases which expire at various dates through April 2000. Approximate minimum lease payments under the leases are as follows: 1998, $162,000; 1999, $25,000; 2000, $1,200.
Rent expense was approximately $61,500, $76,000 and $179,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

NOTE G
Stock Options and Warrants
Stock Options
The Company's board of directors has approved four stock option plans, which in aggregate cover up to 2,700,000 shares of common stock. The plans provide for the expiration of options 10 years from the date of grant and requires the exercise price of the options granted to be at least equal to 100% of market value on the date granted. Stock option transaction for each of the three years in the period ended December 31, 1997 are summarized below:

                                     1995                    1996                     1997
                                    Weighted                Weighted                Weighted
                                    Average                  Average                Average
                                    Exercise                Exercise                Exercise
                      Shares         Price      Shares        Price       Shares      Price

Outstanding,
beginning
of year               1,226,716     $ 2.09      997,716     $  3.11       826,500    $ 7.22
Granted                 221,000       5.38      220,000       15.92       269,000     35.80
Exercised              (450,000)      1.29     (391,216)       2.21      (150,110)     3.59
Forfeited                    --         --           --          --       (52,000)     5.38
Outstanding,
end of year             997,716    $  3.11      826,500     $  7.22       893,390    $16.54

The following table summarizes information about stock options outstanding at December 31, 1997:

                              Options Outstanding                             Options Exercisable
                                     Weighted
                                  Average Weighted                                           Weighted
Range of           Number               Remaining         Average         Number              Average
Exercise        Outstanding at         Contractual       Exercise       Exercisable at       Exercise
Price         December 31, 1997        Life (Years)        Price       December 31, 1997       Price

$ 1.00 - 3.50      138,175                3.0            $  2.03           138,175             $ 2.03
$ 5.38 - 6.38      278,215                7.6               5.59           113,881               5.78
$15.25 - 16.88     208,000                9.0              15.94            64,000              15.86
$23.50              24,000                9.5              23.50                --                 --
$37.00             245,000               10.0              37.00                --                 --
                   893,390                7.9            $ 16.54           316,056             $ 6.18

The Company follows the practice of recording amounts received upon the exercise of certain options by crediting common stock and additional paid-in capital. No charges are reflected in the statements of operations as a result of the grant or exercise of options. The Company realizes an income tax benefit from the exercise or early disposition of certain stock options. This benefit results in a reduction to income taxes payable and an increase in additional paid-in capital. The Company uses the intrinsic value method in accounting for its stock option plans. In applying this method, no compensation cost has been recognized. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans, the Company's net earnings and earnings per share would have resulted in the pro forma amounts indicated below:

                          1995               1996                1997
NET EARNINGS
As reported           $ 1,772,325       $ 3,384,506       $    9,497,531
Pro forma               1,750,736         3,015,123            8,628,538

BASIC NET EARNINGS
  PER COMMON SHARE
As reported           $       .16       $       .29       $          .69
Pro forma                     .16               .26                  .63

DILUTED NET EARNINGS
  PER COMMON SHARE
As reported           $       .15       $       .28       $          .66
Pro forma                     .15               .24                  .61

For purposes of the pro forma amounts above, the fair value of each option grant was estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 1995, 1996 and 1997, respectively; expected volatility of 70%, 70% and 68%, risk-free interest rates of 5.86%, 6.33% and 5.87%; and expected lives of 5.5 years, 7 years and 3.7 years.

Warrants
40,000 warrants were exercised during 1996 and 20,000 warrants were exercised during 1997, resulting in proceeds to the Company of $300,000 and $150,000, respectively. At December 31, 1997, there are outstanding warrants covering 40,000 shares of common stock. The warrants are exercisable at a price of $7.50 per share and expire in May 1999.

NOTE H
Earnings Per Share
Earnings per common share was computed as follows:

Year ended December 31,                                                 1995
                                     Earnings        Shares          Per Share
                                    (Numerator)   (Denominator)       Amount
Net earnings                        $1,772,325
  Basic net earnings
per common share
  Earnings available to
common shareholders                 $1,772,325      11,102,869        $  .16
Effect of dilutive securities
  Options and warrants                                 745,181
  Diluted net earnings
per common share                    $1,772,325      11,848,050        $  .15

Year ended December 31,                                                 1996
                                     Earnings        Shares        Per Share
                                    (Numerator)   (Denominator)      Amount
Net earnings                        $3,384,506
Basic net earnings
per common share
Earnings available to
common shareholders                 $3,384,506     11,624,778         $  .29
Effect of dilutive securities
  ptions and warrants                                 666,462
  Diluted net earnings
  per common share                  $3,384,506     12,291,240         $  .28


Year ended December 31,                                                  1997
                                        Earnings        Shares       Per Share
                                      (Numerator)    (Denominator)    Amount
Net earnings                         $  9,497,531
Basic net earnings
per common share
Earnings available to
common shareholders                  $  9,497,531    13,762,844         $ .69
Effect of dilutive securities
   Options and warrants                                 545,876
   Diluted net earnings
   per common share                  $  9,497,531    14,308,720         $ .66

NOTE I
Major Customers
In 1997, sales to Indigo Medical, Inc. (Indigo) represented 50% of total sales. Additionally, approximately 86% of accounts receivable were from Indigo at December 31, 1997. Indigo is a subsidiary of a shareholder of the Company. During 1995 and 1996, there were no customers which individually comprised 10% or more of sales.

NOTE J
Employee Benefit Plan
The Company sponsors a defined contribution 401(k) Plan covering all employees with at least six months of service and at least 21 years of age. The Plan permits participants to defer a portion of their compensation through payroll deductions. The Company may, at its discretion, contribute to the Plan on behalf of participating employees. Company discretionary contributions were approximately $40,000, $14,000 and $35,000 for 1995, 1996 and 1997, respectively.

NOTE K
Quarterly Financial Data
(unaudited)
The following summarizes certain quarterly results of operations (in thousands, except per share amounts):

Year Ended December 31, 1996:
Quarters ended                March 31      June 30   September 30  December 31
        Net revenue          $  2,798     $  2,727      $  3,144    $  3,688
        Gross profit            2,045        1,840         2,186       2,550
        Net earnings              854          678           918         935
        Basic net earnings
per common share             $    .07     $    .06      $    .08    $    .08
        Diluted net earnings
per common share             $    .07     $    .06      $    .08    $    .08

Year Ended December 31, 1997:
Quarters ended                March 31     June 30    September 30  December 31
        Net revenue           $ 4,107     $  6,172     $   7,018    $  7,260
        Gross profit            2,962        4,613         5,437       5,404
        Net earnings            1,109        2,182         2,943       3,264
        Basic net earnings
per common share              $   .09     $    .15     $     .20    $    .22
        Diluted net earnings
per common share              $   .09     $    .15     $     .20    $    .22

NOTE L
New Accounting Pronouncements
The Financial Accounting Standards Board (FASB) has issued the following Statements of Financial Accounting Standards (SFAS):

SFAS 130, Reporting Comprehensive Income, which is effective for fiscal years beginning after December 15, 1997.

SFAS 130 requires companies to include details about comprehensive income that arise during a reporting period. Comprehensive income includes revenue, expenses, gains and losses that bypass the income statement and are reported directly in a separate component of equity.

SFAS 131, Disclosure about Segments of An Enterprise and Related Information, which is effective for fiscal years beginning after December 15, 1997.

SFAS 131 requires companies to report information about an entity's different types of business activities and the different economic environments in which it operates, referred to as operating segments.

Management does not expect the adoption of these new standards to have a material impact on the Company's results of operations or financial condition.

Shareholder Information

Investor Community Information
Shareholders, registered representatives, professional investment managers and financial analysts wanting additional information about Theragenics Corporation are invited to contact:
Mr. Ronald A. Warren
Director of Investor Relations
and Assistant Secretary
Theragenics Corporation
5325 Oakbrook Parkway
Norcross, Georgia 30093
800-998-8479 or 770-381-8338

Availability of Form 10-K
The Company will furnish without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 1997, including financial statements and schedules, to any record or beneficial owner of its Common Stock as of March 31, 1998, who requests a copy of such Report. Any request for the 10-K Report should be in writing addressed to:

Mr. Ronald A. Warren
Director of Investor Relations and Assistant
Secretary Theragenics Corporation
5325 Oakbrook Parkway
Norcross, Georgia 30093

Common Stock Price Ranges
Theragenics Corporation's common stock is traded on the national market system under the Nasdaq Symbol "THRX." The following table sets forth the quarterly high and low sales prices for the periods indicated as reported by Nasdaq. The prices shown represent actual sales prices without retail markups, markdowns or commissions.

Share Price of Common Stock
                            1996                    1997
                        High    Low              High    Low

First Quarter     $  12 1/4    $  7         $  27 1/2   $  15 3/4
Second Quarter    $  18 5/8    $  8 5/8     $  25 3/8   $  15 1/4
Third Quarter     $  19 1/4    $  11 3/4    $  50       $  22 1/4
Fourth Quarter    $  25 5/8    $  16        $  54       $  33

Transfer Agent and Registrar
Shareholders wishing to change the name on their certificates, or to report a lost certificate, should contact the transfer agent:

SunTrust Bank
Stock Transfer Department
P.O. Box 4625
Mail Code 008
Atlanta, Georgia 30302
404-588-7817

Independent Public Accountants
Grant Thornton, Atlanta, Georgia

General Counsel
Powell, Goldstein, Frazer & Murphy, Atlanta, Georgia

Common Shareholders of Record
As of March 31, 1998, Theragenics had 747 holders of record of common stock.

Dividend Policy
Theragenics has never paid cash dividends on the common stock, and has no current plans to begin paying cash dividends.

Directors and Executive Officers

Charles Klimkowski*
Co-Chairman, Theragenics Corporation
Executive vice President, ABN AMRO Asset Management (USA) Inc.

M. Christine Jacobs*
Co-Chairman, President and Chief Executive Officer, Theragenics Corporation

Otis Brawley, M.D.*
Medical Oncologist, National Cancer Institute

Dr. Orwin L. Carter, Ph.D*
Vice President of Finance and Administration, for the Hamline University

John V. Herndon*
Advisor-to-the-President, Theragenics Corporation

Peter A.A. Saunders*
Consultant, PASS Consultants

Bruce W. Smith
Treasurer, Chief Financial Officer and Secretary, Theragenics Corporation *Director of Theragenics Corporation

                                                                     APPENDIX C

PROXY

                            THERAGENICS CORPORATION
                             5325 OAKBROOK PARKWAY
                            NORCROSS, GEORGIA 30093
            PROXY -- ANNUAL MEETING OF STOCKHOLDERS -- JUNE 12, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Ms. M. Christine Jacobs and Mr. Bruce W. Smith, or either of them (the "Proxies"), as the undersigned's proxy or proxies, each with the power to appoint her/his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Theragenics Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 12, 1998, or any adjournment thereof.

PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE [X]

1. ELECTION OF DIRECTORS

[ ]FOR all nominees listed below(except as        [ ]WITHHOLD AUTHORITY
marked to the contrary)                              to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)
           Nominees: DR. ORWIN CARTER         MS. M. CHRISTINE JACOBS

2. PROPOSAL TO APPROVE THE ADOPTION OF THE COMPANY'S EMPLOYEE STOCK PURCHASE
   PLAN.

                 [ ] FOR         [ ] AGAINST         [ ] ABSTAIN

                          (CONTINUED ON REVERSE SIDE)

3. PROPOSAL TO APPROVE THE AMENDMENT OF THERAGENICS' CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                 [ ] FOR         [ ] AGAINST         [ ] ABSTAIN

4. PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THRONTON AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                 [ ] FOR         [ ] AGAINST         [ ] ABSTAIN

5. IN THEIR DISCRETION, THE PROXIES, OR EITHER OF THEM, ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

   This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in favor of Dr. Orwin Carter and Ms. M. Christine Jacobs for election as directors and FOR Proposals 2, 3 and 4.

                                                  Date
                                                  ------------------------------

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Signature(s)
                                                  Please sign exactly as your
                                                  name or names appear at left.
                                                  When shares are held by joint
                                                  tenants, both should sign. If
                                                  signing in any fiduciary or
                                                  representative capacity, give
                                                  full title as such.

  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.